Exhibit 10.1

SENIOR SECURED SUPER PRIORITY PRIMING DEBTOR IN POSSESSION

CREDIT AGREEMENT

dated as of November 5, 2008

among

WORLDSPACE, INC.,

AFRISPACE, INC.,

WORLDSPACE SYSTEMS CORPORATION,

each as a debtor and debtor in possession and as joint and several Borrowers

and

CITADEL ENERGY HOLDINGS LLC,

HIGHBRIDGE INTERNATIONAL LLC,

OZ MASTER FUND, LTD., and

SILVER OAK CAPITAL LLC

as Lenders

i

(continued)

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(continued)

(continued)

v

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EXHIBITS

Exhibit A	Form of Term Loan Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Assignment and Acceptance

SCHEDULES

Schedule 1-A	Term Loan Commitments, and Lenders’ Lending Offices and Addresses
Schedule 1-B	Permitted Prior Liens
Schedule 2.4.1	Lenders’ Percentages
Schedule 7.7	Existing Liabilities
Schedule 7.8	Taxes
Schedule 7.10	Defaults under Real Property Leases
Schedule 7.11	Intellectual Property
Schedule 7.12	Government Investigations and Reviews
Schedule 7.14	Communication Licenses
Schedule 7.16	Litigation
Schedule 7.17	Capital Expenditures
Schedule 7.18	Employees
Schedule 7.19	Plans
Schedule 7.19(e)	Benefits
Schedule 7.20	Transactions with Affiliates
Schedule 8.1	Payment of Taxes and Claims
Schedule 8.3	Insurance
Schedule 8.15	Deposit Accounts
Schedule 9.1(f)	Existing Prepetition Lender Debt and Indebtedness
Schedule 9.1(g)	Existing Indebtedness in respect of Performance, Surety, Statutory, Appeal or Similar Bonds
Schedule 9.1(h)	Existing Operating Leases and Real Estate Leases
Schedule 9.2	Existing Liens
Schedule 9.3	Existing Investments
Schedule 9.7	Environmental Matters
Schedule 9.12	Bank Accounts

SENIOR SECURED SUPER PRIORITY PRIMING DEBTOR IN POSSESSION

CREDIT AGREEMENT

This SENIOR SECURED SUPER PRIORITY PRIMING DEBTOR IN POSSESSION CREDIT AGREEMENT is made as of November 5, 2008, by and among WORLDSPACE, INC., a Delaware corporation, as a debtor and a debtor in possession, (“WorldSpace”), AFRISPACE, INC., a Maryland corporation, as a debtor and a debtor in possession (“AfriSpace”), WORLDSPACE SYSTEMS CORPORATION, a Delaware corporation, as a debtor and a debtor in possession (“Systems,” and together with WorldSpace and AfriSpace, the “Borrowers”), CITADEL ENERGY HOLDINGS LLC, a Cayman Islands limited liability company (“Citadel”), HIGHBRIDGE INTERNATIONAL LLC, a Cayman Islands limited liability company (“Highbridge”), OZ MASTER FUND, LTD., a Cayman Islands limited liability company (“OZ”), SILVER OAK CAPITAL LLC, a Delaware limited liability company (“Silver Oak”).

WHEREAS, on October 17, 2008 (the “Petition Date”), each of the Borrowers filed a petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, each of the Borrowers intends to continue to operate its Business (as defined below) pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, before the Petition Date, WorldSpace (the “Prepetition Borrower”) and the holders party thereto (the “Prepetition Lenders”) entered into certain Amended and Restated Secured Notes and Second Amended and Restated Secured Convertible Notes, each dated as of June 13, 2008 (as amended and in effect from time to time, the “Prepetition Notes”), pursuant to which the Prepetition Lenders extended credit to the Prepetition Borrower on the terms set forth therein;

WHEREAS, as of the Petition Date, the Prepetition Lenders under the Prepetition Notes are owed approximately $71,299,174 in principal obligations incurred directly by the Prepetition Borrower, plus interest, fees, costs and expenses (the “Prepetition Lender Debt”), the obligations of the Prepetition Borrower being guaranteed by Asiaspace Limited, a company organized under the laws of Australia (“Asiaspace”), WorldSpace Satellite Company Ltd., a BVI Business Company incorporated under the laws of the British Virgin Islands (“Satellite”) and AfriSpace (the “Prepetition Guarantors”);

WHEREAS, the Borrowers have requested that the Lenders provide financing to the Borrowers consisting of a term loan facility in an amount up to $13,000,000 (the “Facility”) pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code in order to provide working capital for the Borrowers;

WHEREAS, the Lenders have indicated their willingness to agree to extend the Facility to the Borrowers, all on terms and conditions set forth herein and in the other Loan Documents and in accordance with Sections 364(c) and 364(d) of the Bankruptcy Code, so long as:

(a) such postpetition credit obligations are (i) secured by Liens on all of the property, rights and interests, real and personal, tangible and intangible, of the Borrowers, whether now owned or hereafter acquired (including all franchise agreements), subject in priority only to certain Liens and the Carve Out as hereinafter provided, and (ii) given superpriority status as provided in the Interim Order and the Final Order,

(b) each Guarantor has jointly and severally guaranteed such postpetition credit obligations and each Guarantor’s obligations are secured by Liens on all of the property and interest, real and personal, tangible and intangible, of such Guarantor, whether now owned or hereafter acquired (including all franchise agreements), and

(c) the Prepetition Lenders receive certain adequate protection for use of cash collateral and the priming of their prepetition Liens securing the obligations of the Prepetition Borrower and the Prepetition Guarantors in respect of the Prepetition Notes; and

WHEREAS, the Borrowers have agreed to provide such collateral security, superpriority claims and adequate protection subject to the approval of the Bankruptcy Court;

NOW, THEREFORE, in consideration of these premises and of the mutual undertakings set forth herein, the parties hereto hereby agree as follows:

1.    DEFINITIONS AND RULES OF INTERPRETATION.

1.1. Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

ACMA. The Australian Communications and Media Authority.

Account Agreements. The agreements in form and substance satisfactory to the Lenders, entered into between the Collateral Agent and the depository institutions at which the Borrowers maintain depository accounts, including lockbox and collection arrangements relating thereto.

Administrative Borrower. WorldSpace, in its capacity as administrative borrower for the Borrowers.

Affiliate. As to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

AfriSpace. As defined in the preamble hereto.

ART. Autorité de Régulation des Communications Eléctroniques et des Postes.

Assignment and Acceptance. See §19.1 hereof.

Avoidance Actions. Avoidance actions of the Borrowers under Chapter 5 or Section 724(a) of the Bankruptcy Code (and proceeds thereof other than proceeds of avoidance actions under Section 547 of the Bankruptcy Code). The term does not include an action to avoid a transfer under Section 549 of the Bankruptcy Code if the transfer was of an asset otherwise constituting Collateral.

Bankruptcy Code. Title 11, United States Code, as now and hereafter in effect, or any applicable successor statute.

Bankruptcy Court. As defined in the preamble hereto.

Borrowers. As defined in the preamble hereto.

Budget. The initial weekly cash revenue and expense budget for the period from the Closing Date through the Maturity Date, in the form attached as Exhibit 1 to the Interim Order.

Business. The business of WorldSpace and its Subsidiaries as conducted on the date hereof and as reasonably contemplated.

Business Day. Any day (other than Saturdays or Sundays) on which banking institutions in the City of New York are open for the transaction of banking business.

Business Intellectual Property. The Owned Intellectual Property and the Licensed Intellectual Property, and all Computer Software, Computer Hardware and Data.

Business Trade Secrets. See §7.11 hereof.

Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will) and including without duplication, the capital portion of lease payments made in respect of Capitalized Leases; provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

Capital Expenditures. Expenditures of the Borrowers and their Subsidiaries (a) that, in accordance with GAAP, are or should be included in purchase of property and equipment (including the portion of liabilities under any Capital Lease that is or should be capitalized in accordance with GAAP) or which should otherwise be capitalized or (b) in connection with the lease of any assets by any of the Borrowers or any of their Subsidiaries as lessee under any Synthetic Lease to the extent that such asset would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

Capitalized Leases. Leases under which any of the Borrowers or any of their Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

Carve Out. At any time of determination, (a) allowed administrative expenses payable pursuant to 28 U.S.C. § 1930(a)(6), (b) fees and disbursements incurred by the Debtors’ professionals (other than the Debtors’ ordinary course professionals) and the professionals of the Committee (collectively, the “Professionals”) incurred pursuant to Sections 327 and 1103 of the Bankruptcy Code and allowed by order of the Bankruptcy Court (i) prior to the occurrence of a Default or an Event of Default (including amounts incurred prior to such Default or an Event of Default, but not approved for payment until after the occurrence of such Default or Event of Default) not to exceed the amounts for each such firm of Professionals for each period as set forth in the Budget (with a variance not to exceed 10% per line item), and (ii) following a Default or an Event of Default, in the aggregate amount not to exceed $200,000.

Case. Collectively, the Borrowers’ reorganization cases under Chapter 11 of the Bankruptcy Code, pending in the Bankruptcy Court (jointly administered under Chapter 11 Case No. 08-12412).

Change of Control. Any Fundamental Transaction other than a Fundamental Transaction in which holders of WorldSpace’s voting power immediately prior to the Fundamental Transaction continue after the Fundamental Transaction to hold publicly traded securities and directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities and WorldSpace continues to own and control the other Borrowers and Guarantors.

Citadel. As defined in the preamble hereto.

Closing Date. The first date on which the Interim Order shall have been entered and all of the conditions precedent set forth in §11 have been satisfied.

Code. The Internal Revenue Code of 1986, as amended and in effect from time to time.

Collateral. All of the property, rights and interests of the Borrowers and their Subsidiaries that are subject to the security interests created by the Security Documents and/or the Orders.

Collateral Agent. The Bank of New York Mellon, as collateral agent for the Lenders.

Committee. The Official Committee of Unsecured Creditors which was appointed in the Case on October 29, 2008.

Communication Licenses. All licenses, permits, orders or other authorizations issued by the FCC, the ACMA, the ART, the ITU, and any equivalent authority in each other jurisdiction in which any Borrower or any of its Subsidiaries operates or as presently proposed to be operated.

Computer Hardware. Any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, servers, mid-range and mainframe computers, process control and distributed control systems, and all network and other communications and telecommunications equipment, in each case, used or held for use by the Borrowers or their Subsidiaries in the operation of the Business.

Computer Software. Any and all computer programs, including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code form (including, but not limited to, all of the foregoing that is installed on the Computer Hardware) and all documentation, including user manuals relating to the foregoing, in each case, used or held for use by the Borrowers or their Subsidiaries in the operation of the Business.

consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of WorldSpace and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

Contracts. See §7.15 hereof

Controlled Account. See §8.15 hereof.

Credit Agreement. This Senior Secured Super Priority Priming Debtor in Possession Credit Agreement, including the Schedules and Exhibits hereto.

CRO. Robert A. Schmitz of Quest, in his capacity as the chief restructuring officer of the Debtors.

Data. All information and data, whether in printed or electronic form and whether contained in a database or otherwise, in each case, used or held for use by the Borrowers or their Subsidiaries in the operation of the Business.

Debtors. WorldSpace, AfriSpace and Systems as debtors and debtors in possession.

Default. See §13.1 hereof.

DIP Collateral Account. The depository account maintained with the Collateral Agent by the Borrowers, for the benefit of the Collateral Agent and the Lenders, and under the control of the Collateral Agent, into which the Borrowers will deposit Net Sale Proceeds as security for the Obligations in accordance with §3.2(a).

Disabling Devices. Computer software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data.

Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of a Person, other than dividends payable solely in shares of common stock or Preferred Stock of such Person; the purchase, redemption, or other retirement of any shares of any class of capital stock of a Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by a Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of a Person.

Dollars or $. Dollars in lawful currency of the United States of America.

Emergency Order. The order of the Bankruptcy Court dated October 20, 2008 approving the emergency debtor in possession financing in an amount not greater than $2,000,000, granting the claim status and Liens described in §6.1, prohibiting the granting of additional Liens on the assets of the Borrowers (other than Permitted Liens), and setting a time limit acceptable to the Lenders for any and all objections or challenges by any party to the validity, sufficiency, extent, perfection, or priority of, or seeking the avoidance or equitable subordination of, the Liens of the Prepetition Lenders, the Prepetition Notes and any payment thereon.

Emergency Order Funding Date. October 21, 2008.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by any of the Borrowers or Guarantors or any of their respective ERISA Affiliates.

Environmental Laws. Any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to pollution, the protection of the environment or human health or safety (to the extent relating to exposure to any Hazardous Substance).

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate. Any Person which is treated as a single employer with any of the Borrowers or Guarantors under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

Eurocurrency Reserve Rate. For any day with respect to a Term Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any

successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Eurodollar Business Day. Any day on which commercial banks are open for international business (including dealing in Dollar deposits) in London or such other eurodollar interbank market as may be selected by each Lender in its sole discretion acting in good faith.

Eurodollar Rate. For any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest  1/100 of 1%) equal to the higher of (a)(i) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in United States dollars for the applicable Interest Period under the caption British Bankers Association Eurodollar Rates as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); multiplied by (ii) the Statutory Reserve Rate and (b) 3.50% per annum. If Bloomberg Professional Service no longer reports the Eurodollar Rate or any Lender determines in good faith that the rate so reported no longer accurately reflects the rate available to such Lender in the London Interbank Market or if such index no longer exists or if Page BBAM 1 no longer exists or accurately reflects the rate available to such Lender in the London Interbank Market, such Lender may select a replacement index or replacement page, as the case may be.

Event of Default. See §13.1 hereof.

Exchange Act. The United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Facility. As defined in the preamble hereto.

FCC. The United States Federal Communications Commission.

Final Funding Date. See §2.1 hereof.

FCPA. See §7.24 hereof.

Final Order. A final order of the Bankruptcy Court in the Case authorizing and approving this Credit Agreement and the other Loan Documents under Sections 364(c) and 364(d) of the Bankruptcy Code and entered at a final hearing, in form and substance satisfactory to the Lenders, the Lenders’ Special Counsel and the Borrowers and their counsel.

Form 10-K. See §7.9 hereof.

Forms 10-Q. See §7.9 hereof.

Fundamental Transaction. (I) Any Borrower or Guarantor shall, directly or indirectly, in one or more related transactions, (a) consolidate or merge with or into (whether or not such

Borrower or Guarantor is the surviving corporation) another Person, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of such Borrower or Guarantor to another Person, or (c) be the subject of a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of common stock of such Borrower or Guarantor (not including any shares of common stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (d) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of common stock of such Borrower or Guarantor (not including any shares of common stock held by any Person or other Persons associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (e) reorganize, recapitalize or reclassify its common stock, or (II) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) (other than Noah A. Samara and any Samara Person, taken as whole) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Voting Stock of WorldSpace.

GAAP or generally accepted accounting principles. Principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrowers adopting the same principles, provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any of the Borrowers or Guarantors or any of their respective ERISA Affiliates the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors. Asiaspace, Satellite and such other Non-Obligor Subsidiaries as may be required by the Lenders to grant a guaranty pursuant to §8.19.

Guaranty. Guaranty dated as of November 5, 2008 among the Guarantors and the Lenders.

Hazardous Substance. See §7.12(b) hereof.

Highbridge. As defined in the preamble hereto.

Indebtedness. (a) All indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services including, without limitation, “capital leases” in accordance with U.S. generally accepted accounting principals (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (h) all obligations of such person under any lease (a “Synthetic Lease”) treated as an operating lease under generally accepted accounting principles and as loan or financing for U.S. income tax purposes (i) all obligations of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement, the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices, and (j) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) thereof.

Intellectual Property. All (a) foreign and domestic trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including, but not limited to, all extensions, modifications and renewals of same; (b) foreign and domestic inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including, but not limited to, divisions, continuations, continuations-in-part and renewal applications, and including, but not limited to, renewals, extensions and reissues; (c) Trade Secrets; (d) foreign and domestic published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including, but not limited to, rights to recover for past, present and future violations thereof.

Interest Period. (a) With respect to each Term Loan made on the Emergency Order Funding Date, (i) initially, the period commencing on the Emergency Order Funding Date and including on the day immediately preceding the Closing Date; (ii) then, the period commencing on the Closing Date and ending 30 days thereafter, and (iii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Loan and ending 30 days thereafter, and (b), with respect to each Term Loan made on the Closing Date or the Final

Funding Date, (i) initially, the period commencing on the date on which such Term Loan is made and ending 30 days thereafter, and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Loan and ending 30 days thereafter; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a) if any Interest Period would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

(b) any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day of the calendar moth at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

(c) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Interim Amount. $6,500,000, inclusive of the amount funded under the Emergency Order.

Interim Order. The Interim Order Pursuant To 11 U.S.C. ss 105, 361, 362, 363, 364 And 507 (1) Approving Postpetition Financing, (2) Authorizing Use Of Cash Collateral, (3) Granting Liens And Providing Superpriority Administrative Expense Status, (4) Granting Adequate Protection, (5) Modifying The Automatic Stay, And (6) Scheduling A Final Hearing, entered on the docket of the Cases on October 28, 2008, including the Budget.

Investments. Any (i) direct or indirect purchase or other acquisition by the Borrowers or any of their Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of any Borrowers from any Person, of any Capital Stock of such Person; and (iii) direct or indirect loan, advance or capital contributions by the Borrowers or any of their Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment, plus, the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

Italian Joint Venture. WorldSpace Italia S.p.A.

ITU. The International Telecommunication Union.

Lenders. Citadel, Highbridge, OZ, Silver Oak and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to §19.1.

Lenders’ Financial Advisor. Chanin Capital Partners or such other financial advisor as may be engaged by the Lenders or the Lenders’ Special Counsel from time to time.

Lenders’ Special Counsel. Bingham McCutchen LLP or such other counsel as may be approved by the Lenders.

Licensed Intellectual Property. Intellectual Property that the Borrowers and their Subsidiaries are licensed or otherwise permitted by other Persons to use.

Liens. Any lien, encumbrance, mortgage, pledge, hypothecation, charge, restriction or other security interest of any kind securing any obligation of any entity or person.

Loan Documents. This Credit Agreement, the Term Loan Notes, the Guaranty, the Security Documents and any other agreement entered into now, or in the future, in connection with this Credit Agreement, including the Schedules and Exhibits thereto.

Majority Lenders. As of any date, Lenders holding, in the aggregate, at least sixty-six and two thirds percent (66 2/3%) of the outstanding principal amount of the Term Loans and the unfunded portion (if any) of the Total Term Loan Commitment on such date.

Material Adverse Effect. Any material adverse change in (a) the assets of the Borrowers or the Guarantors or the value or the marketability of the Collateral, (b) the ability of the Borrowers or the Guarantors to perform their respective obligations under the Loan Documents; or (c) the ability of the Lenders to enforce the Loan Documents and the obligations of the Borrowers and the Guarantors thereunder; provided that this shall exclude the commencement of the Case and events that would typically result from the commencement of the Case.

Material Subsidiaries. (a) AfriSpace, Systems, each Guarantor, WorldSpace (China), a company organized under the laws of China, (b) any “Significant Subsidiary” as such term is defined in Rule 1-02 of Regulation S-X of the Securities Act, or (c) any other Subsidiary, existing from time to time, with total assets exceeding 10% of the total assets of WorldSpace and its Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal quarter.

Maturity Date. That date which is the earliest of (a) (i) 40 days after the Petition Date (if the Final Order has not been entered by such date) or; (ii) 90 days after the Petition Date, (b) the effective date of the Borrowers’ Reorganization Plan that has been confirmed by an order of the Bankruptcy Court; and (c) the date on which the Borrowers have consummated, pursuant to Section 363 of the Bankruptcy Code and a final order of the Bankruptcy Court, a sale or sales of all or substantially all of the Borrowers’ assets.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by any of the Borrowers or Guarantors or any of their respective ERISA Affiliate.

Net Sale Proceeds. The gross proceeds received by WorldSpace or any of its Subsidiaries in respect of any asset sale or disposition, less all reasonable out of pocket fees, taxes paid as a result of such sale or disposition and other reasonable and customary expenses incurred in connection with such asset sale or disposition and the amount of any Indebtedness secured by a Permitted Lien on such asset that, by the terms of the agreement or instrument governing such Indebtedness, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Borrower or any Affiliate of any Borrower and are properly attributable to such transaction or to the asset that is the subject thereof

Non-Obligor Subsidiary. Any Subsidiary of a Borrower (other than a Guarantor).

Non-U.S. Lender. See §5.4.2 hereof.

Notice of Borrowing. See §2.3 hereof.

Obligations. All indebtedness, obligations and liabilities of any of the Borrowers to any of the Lenders and the Collateral Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement, or any of the other Loan Documents or in respect of any of the Term Loans made or any documents, agreements or instruments executed in connection therewith, or other instruments at any time evidencing any thereof.

Orders. Collectively, the Emergency Order, the Interim Order and the Final Order.

Other Taxes. All present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Owned Intellectual Property. Intellectual Property owned by the Borrowers or their Subsidiaries.

OZ. As defined in the preamble hereto.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Pension Funding Rules. The rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Guaranteed Pension Plans and set forth in, with respect to plan years ending prior to the effective date as to such Guaranteed Pension Plan of the Pension Protection Act of 2006, §412 of the Code and §302 of ERISA each as in effect prior to the Pension Protection Act of 2006 and, thereafter, §§412 and 430 of the Code and §§302 and 303 of ERISA.

Permitted Depository Claims. With respect to any deposit account, (x) contractual rights of set-off against the amounts in such deposit account in favor of the depository institution at which such deposit account is held relating to the establishment of such depository relationship not given in connection with the issuance of Indebtedness and (y) statutory Liens of banks and rights of set-off against the amounts in such deposit account in favor of such depository institution not given in connection with the issuance of Indebtedness.

Permitted Liens. Liens, security interests and other encumbrances permitted by §9.2.

Permitted Prior Liens. (i) Valid, perfected and otherwise unavoidable Liens existing as of the Petition Date and set forth in Schedule 1-B and (ii) Liens on insurance policies of the Borrowers, the proceeds thereof, or unearned premiums thereon, and any other rights or claims thereunder, granted by the Borrowers on or after the date hereof, with the express consent of the Lenders hereunder, to any provider of insurance premium financing with respect to such insurance policies.

Person. Any individual, corporation, partnership, trust, joint venture, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Petition Date. As defined in the preamble hereto.

PIK Interest. See §2.5.2.

Plan. See §7.19(a).

Preferred Stock. As applied to the capital stock of any Person, means the capital stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of such Person.

Prepetition Borrower. As defined in the preamble hereto.

Prepetition Collateral Account. The depository account maintained with the Prepetition Collateral Agent by the Borrowers, for the benefit of the Prepetition Collateral Agent and the Prepetition Lenders, and under the control of the Prepetition Collateral Agent, into which the Borrowers will deposit Net Sale Proceeds as security for the Prepetition Lender Debt to the extent provided and in accordance with §3.2(b).

Prepetition Collateral Agent. The Bank of New York Mellon (formerly known as The Bank of New York), acting as collateral agent for the Prepetition Lenders.

Prepetition Guarantors. As defined in the preamble hereto.

Prepetition Lender Debt. As defined in the preamble hereto.

Prepetition Lenders. As defined in the preamble hereto.

Prepetition Notes. As defined in the preamble hereto.

Professionals. As defined in the definition of Carve Out.

PTO. See §7.11(e) hereof

Quest. Quest Turnaround Advisors, L.L.C.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by any of the Borrowers.

Redemption Price. One hundred two percent (102%) of the aggregate principal amount of the Term Loans being repaid or prepaid, as the case may be, at any time.

Register. See §19.10 hereof

Reorganization Plan. A plan or plans of reorganization in the Case.

Restricted Payment. In relation to the Borrowers and their Subsidiaries, (a) any Distribution or (b) any payment or transfer of property by WorldSpace or its Subsidiaries to any Affiliate of WorldSpace, in each case, other than between Borrowers, between Guarantors, or from any Guarantor to any Borrower.

Sale Procedure Order. See §8.20(b) hereof.

Samara Person. (a) The immediate family of Noah A. Samara, (b) (i) any corporation, partnership, limited liability company, trust or other business entity or (ii) any “person” or “group” under Section 13(d)(3) of the Exchange Act, that in the case of (i) or (ii) is controlled by Noah A. Samara or his immediate family or (c) following the death of Noah A. Samara, any beneficiary of the estate of Noah A. Samara or his immediate family or any corporation, partnership, limited liability company, trust or other business organization controlled by any beneficiary of the estate of Noah A. Samara or his immediate family.

Satellite. As defined in the preamble hereto.

SEC. The United States Securities and Exchange Commission or any successor thereto.

Securities Act. The United States Securities Act of 1933, as amended.

SEC Documents. See §7.6 hereof

Security Agreement. The Security Agreement dated as of the date hereof, among the Borrowers and the Collateral Agent as may be amended, restated, supplemented or modified from time to time.

Security Documents. The Security Agreement, and all other instruments and documents, including, without limitation, Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

Silver Oak. As defined in the preamble hereto.

Statutory Reserve Rate. For any day, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board of Governors of the Federal Reserve System of the United States (or any successor) and to which any Lender is subject, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. Term Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Superpriority Claim. A claim against a Debtor or its estate in the Case which is an administrative expense claim having priority over (a) any and all allowed administrative expenses, and (b) unsecured claims now existing or hereafter arising, including, without limitation, administrative expenses of the kind specified in Section 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726 (to the extent permitted by law), 1113 or 1114 of the Bankruptcy Code.

Synthetic Lease. As defined in paragraph (f) of the definition of Indebtedness.

Systems. As defined in the preamble hereto.

Tax. All present and future federal, state, provincial, territorial, local and foreign taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority, including any interest thereon, additions or penalties applicable thereto.

Tax Return. All returns, statements, filings, attachments, claims for refund, reports, information returns and other documents or certifications required to be filed in respect of Taxes, including any amendment thereof and any schedule attached thereto.

Term Loan. See §2.1 hereof.

Term Loan Commitment. (a) In the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1-A as such Lender’s “Term Loan Commitment”, (b) in the case of each Lender at any time on or after the entry of the Final Order and the funding of the Term Loans in full, the outstanding amount of the Term Loans owing to such Lender, and (c) in the case of any Person who becomes an assignee of any rights and obligations of a Lender pursuant to §19.1, the amount specified as such Lender’s “Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

Term Loan Note. A promissory note substantially in the form of Exhibit A.

Term Loan Note Record. Any record, including computer records, maintained by any Lender with respect to any Term Loan referred to in such Term Loan Note.

Total Term Loan Commitment. The sum of the Term Loan Commitments. On the Closing Date, the Total Term Loan Commitment shall be $6,500,000 and on the date on which the Final Order is entered, the Total Term Loan Commitment shall be $13,000,000, in each case, as set forth on Schedule 1-A.

Trade Secrets. Confidential and proprietary information, trade secrets and know-how, including, but not limited to, processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists.

Voting Stock. Stock or similar equity interest of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances (in the absence of contingencies) to vote for the election of directors (or persons performing similar functions) of such Person.

WorldSpace. As defined in the preamble hereto.

WorldSpace France. Collectively, WorldSpace France SARL, a company organized under the laws of France, and WorldSpace Europe SAS, a company organized under the laws of France.

WorldSpace India. WorldSpace India Private Ltd., a company organized under the laws of India.

WorldSpace Licenses. See§ 7.14 hereof.

1.2. Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h) Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j) A reference to a dollar amount in parentheses shall be a reference to a negative dollar amount.

2. THE FACILITY.

2.1. Term Loans. Subject to and upon the terms and conditions herein set forth, each Lender severally and not jointly agrees to make a loan or loans (each, a “Term Loan” and collectively, the “Term Loans”) to the Administrative Borrower, for the benefit of the Borrowers, which Term Loans (i) shall not exceed, for any such Lender, the Term Loan Commitment of such Lender, (ii) shall not exceed, in the aggregate, the lesser of (A), the Total Term Loan Commitment and (B) the amount approved to be borrowed by way of Term Loans in the Interim Order or, as the case may be, the Final Order, (iii) shall include the Term Loans made pursuant to the Emergency Order and outstanding on the Closing Date, (iv) shall be made on the Closing Date or the date on which the Final Order is entered (the “Final Funding Date”), and (v) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed.

2.2. The Term Loan Notes. Each Term Loan, at the request of the applicable Lender shall be evidenced by a Term Loan Note, dated as of the Closing Date, or as the case may be, the date on which the Final Order is entered and completed with appropriate insertions. Each Term

Loan Note shall be payable to the order of each Lender in a principal amount equal to such Lender’s Term Loan Commitment or, if less, the outstanding amount of all Term Loans made by such Lender, plus interest accrued thereon, as set forth below. The Borrowers irrevocably authorize each Lender to make or cause to be made, at or about the time of the date on which any Term Loan is made or at the time of receipt of any payment of principal on such Lender’s Term Loan Note, an appropriate notation on such Lender’s Term Loan Note Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Term Loans set forth on such Lender’s Term Loan Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Term Loan Note Record shall not limit or otherwise affect the joint and several obligations of the Borrowers hereunder or under any Term Loan Note to make payments of principal of or interest on any Term Loan Note when due.

2.3. Notice of Borrowing. The Administrative Borrower shall give the Lenders prior written notice (or telephonic notice promptly confirmed in writing) prior to the date of the hearing for approval of the Interim Order or the Final Order, as the case may be. Such notice in the form of Exhibit B (a “Notice of Borrowing”), except as otherwise expressly provided herein, shall be irrevocable and shall specify (A) the aggregate principal amount of the Term Loans to be made and (B) the date on which the Term Loan is to be made (which shall be either the Closing Date or the date on or immediately following the date on which the Final Order is entered). Without in any way limiting the obligation of the Administrative Borrower to confirm in writing any Notice of Borrowing it may give hereunder by telephone, the Lenders may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Lenders in good faith to be from an authorized officer of the Administrative Borrower. In each such case, the Administrative Borrower hereby waives the right to dispute the Lenders’ records of the terms of any such telephonic notice.

2.4. Disbursement of Funds.

2.4.1. Pro Rata Portion of the Term Loans.

The Lenders acknowledge that the Term Loans advanced on the Emergency Order Funding Date were advanced solely by Citadel and Highbridge, and that the Lenders wish the outstanding Term Loans to be made in accordance with their respective percentages set forth on Schedule 2.4.1. Accordingly, the Term Loan advanced on the Closing Date will be advanced by the Lenders in an amount necessary to result in each Lender’s outstanding percentage of the Term Loans after giving effect to the Term Loans advanced on the Emergency Order Funding Date being equal to the percentage set forth on Schedule 2.4.1.

2.4.2. Funding Procedures.

Each Lender shall make available all amounts it is to fund to the Administrative Borrower, for the benefit of the Borrowers in respect of any Term Loan, on the Closing Date and the Final Funding Date, in immediately available funds to the Administrative Borrower, by depositing such amounts in the Controlled Account at Bank of America being Account No.

00191-842-8058 or such other account as the Lenders may agree to be the Controlled Account. Nothing in this §2.4.2 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5. Interest.

2.5.1. Interest Rate.

The unpaid principal amount of each Term Loan shall bear interest compounded monthly or at the end of each Interest Period from the date of the incurrence thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Eurodollar Rate plus twelve percent (12.0%) per annum.

2.5.2. Payment of Interest.

Interest on each Term Loan shall accrue from and including the date of any incurrence thereof to but excluding the date of any repayment thereof and shall be payable, on the date of any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand. The Borrower shall defer payment in cash of all interest which shall have accrued on the Term Loans at the end of each Interest Period and the amount of the deferred payment shall automatically become and be deemed to be additional outstanding principal of the Term Loans, on which interest shall begin accruing hereunder on the date of such deferral. Such additional outstanding principal amount of the Term Loans is sometimes referred to in this Credit Agreement as “PIK Interest”. To the extent reasonably requested from time to time by any Lender, the Borrowers shall issue additional or replacement promissory notes to evidence the increased principal amount of the Term Loan Notes of such Lender resulting from the deferral of interest payments hereunder, provided that the absence of or failure to request or issue such additional or replacement notes shall not affect the validity of such obligation, its character as principal or the Borrowers’ obligations with respect thereto.

2.5.3. Computations of Interest.

All interest shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest is payable over a year comprised of three hundred sixty (360) days comprising twelve (12) thirty (30) day months. Interest on the Term Loans advanced on the Emergency Order Funding Date shall be capitalized on the Closing Date.

3.    REPAYMENT OF THE TERM LOANS.

3.1. Maturity. The Borrowers jointly and severally promise to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Term Loans outstanding on such date at the Redemption Price, together with any and all accrued and unpaid interest thereon.

3.2. Mandatory Repayments of Term Loans.

(a) In the event any of the Borrowers receives any Net Sale Proceeds from the sale or other disposition of assets permitted by §9.5.2 in an aggregate amount in excess of $100,000, (i) one hundred percent (100%) of such Net Sale Proceeds shall be paid to the Lenders for their pro rata accounts to be applied to the outstanding Term Loans at the Redemption Price (provided, that in the event such Net Sale Proceeds prior to the Final Order exceed the Redemption Price of the outstanding Term Loans, the excess shall be deposited into the DIP Collateral Account) and if prior to the Final Order, the Total Term Loan Commitment shall be permanently reduced by such amount, provided further, that, at such time as the aggregate amount of Net Sale Proceeds held in the DIP Collateral Account equals 110% of the Total Term Loan Commitment (after giving effect to any concurrent reduction thereof), any additional Net Sale Proceeds shall be deposited into the Prepetition Collateral Account as cash collateral for the Prepetition Lender Debt (without prejudice to rights of unsecured creditors in the event Net Sale Proceeds exceed the value of the Collateral for the Prepetition Lender Debt in the aggregate).

(b) In the event any of the Borrowers receives (i) any insurance proceeds (excluding, so long as no Default or Event of Default then has occurred and is continuing, proceeds used for repair or replacement of assets destroyed or damaged in whole or in part up to an aggregate amount of not more than $100,000 in any fiscal year), less all reasonable and customary expenses incurred in connection with such casualty and the amount of any Indebtedness secured by a Lien on such asset that is senior to the Lien of the Collateral Agent (for the benefit of the Lenders) on such asset and that, by the terms of the agreement or instrument governing such Indebtedness, is required to be repaid upon such casualty, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Borrower or any Affiliate of any Borrower and are properly attributable to such transaction or to the asset that is the subject thereof, (ii) any proceeds from the issuance of Indebtedness permitted by §9.1, or (iii) any proceeds from the sale, issuance or exercise of any capital stock or any capital contribution, such amounts shall be paid to the Lenders for their pro rata accounts to be applied to the outstanding Term Loans at the Redemption Price and if prior to the Final Order, the Total Term Loan Commitment shall be permanently reduced by such amount.

(c) Each mandatory prepayment of Term Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Term Loan Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

4.    INTENTIONALLY OMITTED.

5.    CERTAIN GENERAL PROVISIONS.

5.1. No Offset, etc. Except in respect of Taxes, which shall be governed by §5.4.2, all payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrowers are compelled by law to make such deduction or withholding. Except as otherwise provided in §5.4, if any such obligation is imposed upon the Borrowers with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrowers will pay to the Lenders, for their account, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders to receive the same net amount which the Lenders would have received (taking into account any deductions for Taxes, levies, imposts, duties, charges, fees, or withholdings with respect to such additional amounts) on such due date had no such obligation been imposed upon the Borrowers. The Borrowers will deliver promptly to the Lenders certificates or other valid vouchers for charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document.

5.2. Inability to Determine Eurodollar Rate. In the event, prior to the commencement of any Interest Period relating to any Term Loan, any Lender shall determine in good faith that (a) by reason of the circumstances affecting the interbank eurodollar market, adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Term Loan during such Interest Period or (b) the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining their Term Loans during such period, the Lenders shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers) to the Borrowers. In such event and for so long as such circumstances continue each Term Loan will automatically, on the last day of the then current Interest Period relating thereto, bear interest at the rate equal to such Lenders’ costs of making or maintaining their Term Loans during such period plus twelve percent (12.0)% per annum.

5.3. Illegality. Notwithstanding any other provisions herein, if any future law (or change in any present law), regulation, treaty, or directive or the interpretation or application of such law, regulation, treaty or directive by any governmental or regulatory body charged with the administration thereof shall make it unlawful for any Lender to make or maintain Term Loans bearing interest at a rate tied to the Eurodollar Rate, such Lender shall forthwith give notice of such circumstances to the Borrowers and such other Lenders and thereupon, so long as such circumstances shall continue, (a) the commitment of such Lender to make Term Loans bearing interest at a rate tied to the Eurodollar Rate shall forthwith be suspended (but such Lender shall make Term Loans in an amount equal to the amount of Term Loans that would have been made by such Lender at such time in the absence of such circumstances and such Term Loans shall bear interest at the rate equal to such Lender’s costs of making or maintaining such Term Loans plus twelve percent (12.0%) per annum), and (b) such Lender’s Term Loans then bearing interest at a rate tied to the Eurodollar Rate, if any, shall be converted automatically to Term Loans bearing interest at the rate equal to such Lender’s costs of making or maintaining such Term Loans plus twelve percent (12.0%) per annum on the last day of each Interest Period applicable to such Term Loans or within such earlier period as may be required by law. The Borrowers hereby jointly and severally agree to pay (without duplication of any payments required by §5.8) to such Lenders, upon demand by such Lender, any additional amounts necessary to compensate such Lenders for any costs incurred by such Lender in making any conversion in accordance with this §5.3, including any interest payable by such Lender to lenders of funds obtained by it in order to make and maintain its Term Loans hereunder.

5.4. Additional Costs; Taxes.

5.4.1. Additional Costs.

Other than with respect to Taxes, which shall be governed by §5.4.2, if any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(b) impose on any Lender any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, the Term Loans, such Lender’s Term Loan Commitment, or any class of loans or commitments of which any of the Term Loans or such Lender’s Term Loan Commitment forms a part, and the result of any of the foregoing is:

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Term Loans or such Lender’s Term Loan Commitment, or

(ii) to reduce the amount of principal, interest or other amounts payable to such Lender hereunder on account of such Lender’s Term Loan Commitment or any of the Term Loans, or

(iii) to require such Lender to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender from the Borrowers hereunder, then, and in each such case, the Borrowers will, upon demand made by such Lender at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender such additional amounts as will be sufficient (taking into account any amounts described in subsections 5.4.1(a) or (b) hereof on such additional amounts) to compensate such Lender for such additional cost, reduction, payment or foregone interest or other sum.

5.4.2. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any of the Loan Documents shall be made free and clear of, and without deduction or withholding for, any Taxes; provided that if the Borrowers are required to deduct any Taxes from any such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such required deductions and (iii) the applicable Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Other Taxes. In addition, the Borrowers shall timely pay all Other Taxes to the applicable governmental authority in accordance with applicable law.

(c) Indemnification by Borrowers. Borrowers shall indemnify each Lender, within 10 days after written demand therefor, for the full amount of any Taxes or Other Taxes (including Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Lender, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes or Other Taxes by the Borrowers to a governmental authority pursuant to this §5.4.2, Borrowers shall deliver to the applicable Lender the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Status of Lenders. On or before the date it becomes a party to this Credit Agreement and from time to time thereafter upon any certificate or document previously delivered pursuant to this §5.4.2 becoming invalid or inaccurate, each Lender shall deliver documentation prescribed by applicable laws as will enable the Borrower to determine whether or not such Lender is subject to United States federal backup withholding or information reporting requirements, but only if such lender is legally entitled to do so. Each Lender that is not a U.S. Person as defined in Section 7701(a)(30) of the Code for federal income tax purposes (each, a “Non-U.S. Lender”) hereby agrees that, if and to the extent it is legally able to do so, it shall, prior to the date of the first payment by the Borrowers hereunder to be made to such Lender or for such Lender’s account, deliver to the Borrowers such certificates, documents or other evidence, as and when required by the Code or Treasury Regulations issued pursuant thereto, including (a) in the case of a Non-U.S. Lender that is a “bank” for purposes of Section 881(c)(3)(A) of the Code, two (2) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulations, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender establishing that with respect to payments of principal, interest or fees hereunder it is (i) in the case of a Form W-8 ECL, not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender of a trade or business in the United States or (ii) in the case of a Form W-8BEN, totally exempt or partially exempt from United States federal withholding tax under a provision of an applicable tax treaty and (b) in the case of a Non-U.S. Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to the Borrowers and to the effect that (i) such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) is not a ten (10) percent shareholder of a the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iii) is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code, together with a properly completed Internal Revenue Service Form W-8BEN (or successor forms). Each Lender agrees that it shall, promptly upon a change of its lending office or the designation of any additional lending office, to the extent the forms previously delivered by it pursuant to this section are no longer accurate, and promptly upon the Borrowers’ reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN, Form W-8ECI, Form W-8IMY or W-9 in addition to or in replacement of the forms previously delivered, deliver to the Borrowers, if and to the extent it is properly entitled to do so, a properly completed and executed Form W-8BEN, Form W-8ECI, Form W-8IMY or W-9, as applicable (or any successor forms thereto). The Borrowers shall not be required to pay any additional amounts to any Non-U.S. Lender in respect of United States federal withholding tax pursuant to this §5.4.2 to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of this §5.4.2(e); provided, however, that the foregoing shall not relieve the Borrowers of their obligation to pay additional amounts pursuant to this §5.4.2 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in interpretation, administration or application thereof, a Lender that was previously entitled to receive all payments under this Credit Agreement and the Term Loan Notes or under any other Loan Document without deduction or withholding of any United States Taxes is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding. This §5.4.2(e) shall not be construed to require any Lender to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other person, other than the information required to be disclosed on Forms W-8BEN, W-8ECI, W-8IMY and W-9 as of the date hereof.

If a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this § 5.4.2, it shall pay over such refund to the Administrative Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this §5.4.2 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes imposed on the receipt of such refund) of such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that the Borrowers, upon the request of such Lender, agree to repay the amount paid over to the Administrative Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to such Lender in the event such Lender is required to repay such refund to such governmental authority. This Section shall not be construed to require any Lender to make available its Tax Returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other Person.

Any Lender claiming any additional amounts payable pursuant to this §5.4.2 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrowers or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or substantially reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole and absolute determination of such Lender be otherwise disadvantageous to such Lender, which determination by such Lender shall be conclusive; provided, such Lender will not be obligated to utilize such other office pursuant to this §5.4.2 unless Borrowers agree to pay all costs and expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrowers pursuant to this §5.4.2 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Administrative Borrower shall be conclusive absent manifest error.

5.5. Capital Adequacy. If after the date hereof any Lender determines that (a) the adoption of or change after the Closing Date in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by such Lender or any corporation controlling such Lender with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s commitment with respect to any Term Loans to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrowers of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the applicable interest rate, the Borrowers shall thereafter pay to such Lender an amount equal to such Lender’s reduction in return on capital.

5.6. Certificate. A certificate of a responsible officer of a Lender setting forth any additional amounts payable pursuant to §§5.4 or 5.5 and a brief explanation of such amounts which are due, submitted by such Lender to the Borrowers, shall be conclusive, absent manifest error, that such amounts are due and owing.

5.7. Interest after Default. During the continuance of an Event of Default all principal of the Term Loans, interest thereon and other amounts payable hereunder or under any of the other Loan Documents shall, until such Event of Default has been cured or remedied or such Event of Default has been waived in accordance with the provisions of §26, bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2.00%) above the applicable interest rate then in effect with respect to the Term Loans until such amount shall be paid in full (after as well as before judgment).

5.8. Indemnity. The Borrowers jointly and severally agree to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrowers in payment of the principal amount of or any interest on any Term Loans as and when due and payable, including any such loss or expense arising from interest payable by such Lenders to lenders of funds obtained by it in order to maintain its Term Loans, (b) default by the Borrowers in making a borrowing after the Borrower has delivered (or is deemed to have delivered) a Notice of Borrowing relating thereto in accordance with §2.3 or (c) the making of any payment of a Term Loan bearing interest at a rate final to the Eurodollar Rate on a day that is not the last day of the applicable Interest Period with respect thereto, including interest payable by such Lender to lenders of funds obtained by it in order to maintain any such Term Loans.

5.9. Joint and Several Obligations; Designated Financial Officers.

(a) Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.

(b) Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this §5.9), it being the intention of the parties hereto that all of the Obligations shall be the joint and several Obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each of the Borrowers under the provisions of this §5.9 constitute full recourse Obligations of each of the Borrowers enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each of the Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any Term Loans made under this Agreement, notice of any action at any time taken or omitted by the Lenders under or in respect of any of the Obligations, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement. Each of the Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any of the Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any of the Borrowers. Without limiting the generality of the foregoing, each of the Borrowers assents to any other action or delay in acting or failure to act on the part of the Lenders with respect to the failure by any of the Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this §5.9, afford grounds for terminating, discharging or relieving any of the Borrowers, in whole or in part, from any of its Obligations under this §5.9, it being the intention of each of the Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrowers under this §5.9 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each of the Borrowers under this §5.9 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, re-construction or similar proceeding with respect to any of the Borrowers or the Lenders. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the Borrowers or the Lenders.

(f) The provisions of this §5.9 are made for the benefit of the Lenders and their successors and assigns, and may be enforced in good faith by them from time to time against any or all of the Borrowers as often as the occasion therefor may arise and without requirement on the part of the Lenders first to marshal any of their claims or to exercise any of their rights against any other Borrower or to exhaust any remedies available to them against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this §5.9 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this §5.9 will forthwith be reinstated in effect, as though such payment had not been made.

(g) Any notice, request, waiver, consent or other action made, given or taken by any Borrower in connection with the Loan Documents shall bind all Borrowers.

(h) The CRO acts as designated officer for all the Borrowers. Each Borrower hereby authorizes the CRO to act as agent for each Borrower and to execute and deliver on behalf of each Borrower such notices, requests, waivers, consents, certificates and other documents, and to take any and all actions required or permitted to be delivered or taken by any Borrower hereunder.

6.    PRIORITY AND COLLATERAL SECURITY

6.1. Superpriority Claims and Collateral Security. (a) Each of the Borrowers hereby represents, warrants and covenants that, except as otherwise expressly provided in this paragraph, the Obligations, upon the entry of the Interim Order or the Final Order, whichever first occurs:

(i) shall at all times constitute a Superpriority Claim in the Case of the Borrowers having priority, pursuant to Sections 364(c)(1) and 507(b) of the Bankruptcy Code (subject only to the Carve Out), over the other Superpriority Claim granted as adequate protection in respect of the Prepetition Lenders and any other claims of any entity, including without limitation any claims under Sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726 (to the extent permitted by law) 1113 and 1114 of the Bankruptcy Code, and shall at all times be senior to the rights of the Borrowers, any successor trustee to the extent permitted by law, or any other creditor in the Case;

(ii) pursuant to Sections 364(c)(2) and 364(d) of the Bankruptcy Code and the Security Documents, shall at all times be secured by (A) a first priority perfected Lien on (1) all presently owned and hereafter acquired assets of the Borrowers and their estates, and any proceeds and products thereof, including without limitation, accounts, deposit accounts, investments, instruments, documents, inventory, contract rights, franchise agreements, general intangibles, intellectual property, real property, fixtures, goods, equipment and other fixed assets and proceeds and products of all of the foregoing (including insurance proceeds), (2) proceeds of any avoidance power claims of the Borrower under Section 549 of the Bankruptcy Code, pursuant to the terms of the Security Documents and the Orders, (3) proceeds of avoidance actions under Chapter 5 of the Bankruptcy Code, (4) any rights under Section 506(c) of the Bankruptcy Code and the proceeds thereof, and (5) any unencumbered assets of the Borrowers, and (B) a Lien on all assets of the Borrowers securing other Indebtedness (including without limitation a Lien on the cash collateral established at restricted account no. 910 000 1569 with Bank of America, N.A.), junior only to Prior Permitted Liens.

(b) Such Superpriority Claim referred to in §6.1(a) shall not include Avoidance Actions but shall be subject to the Carve Out. Such Lien shall not extend to Avoidance Actions and shall be subject to the Carve Out, but otherwise shall be senior in priority to the adequate protection Liens securing the Prepetition Lender Debt and all other Liens other than Permitted Prior Liens, entitled to priority under applicable nonbankruptcy law.

(c) Each of the Borrowers hereby represents, warrants and covenants that it will cause the Guarantors to grant security interest in all of the presently owned and hereafter acquired assets of the Guarantors, which security interests shall be pari passu with the first priority security interests in favor of the Prepetition Collateral Agent and the Prepetition Lenders.

6.2. Collateral Security Perfection. Each of the Borrowers agrees to take all action that the Collateral Agent or any Lender may reasonably request as a matter of nonbankruptcy law to perfect and protect the Collateral Agent’s Liens for the benefit of the Lenders, and upon the Collateral and for such Liens to obtain the priority therefor contemplated hereby, including, without limitation, executing and delivering such documents and instruments, financing statements, providing such notices and assents of third parties, obtaining such governmental approvals and providing such other instruments and documents in recordable form as the Collateral Agent or any Lender may reasonably request. Each Borrower hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Borrowers or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State of New York or such other jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State of New York or such other jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Borrower is an organization, the type of organization and any organization identification number issued to such Borrower and, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. Such Borrower agrees to furnish any such information to the Collateral Agent promptly upon the Collateral Agent’s request. Notwithstanding the provisions of this §6.2, the Collateral Agent and the Lenders shall have the benefits of the Interim Order and the Final Order as set forth in §11.5 hereof.

6.3. No Discharge; Survival of Claims. Except as expressly provided in this Credit Agreement, the other Loan Documents, the Interim Order or the Final Order, each of the Borrowers agrees that (a) the Obligations shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the Borrowers pursuant to Section 1141(d) of the Bankruptcy Code, hereby waives any such discharge), (b) the Superpriority Claim granted to the Collateral Agent and Lenders pursuant to the Interim Order and the Final Order and the Liens granted to the Collateral Agent and Lenders pursuant to such orders and the Security Documents shall not be affected in any manner by the entry of an order confirming a Reorganization Plan and (c) none of the Borrowers shall propose or support any Reorganization Plan that is not conditioned upon the payment in full in cash, on or prior to the Maturity Date, of all of the Obligations, and, with respect to Obligations arising pursuant to §16 or §17 after such date, thereafter for the payment in full of such Obligations in cash when due and payable.

7.    REPRESENTATIONS AND WARRANTIES.

Each of the Borrowers represents and warrants to the Lenders as follows:

7.1. Organization and Standing. Each Borrower and each of its Subsidiaries are corporations, limited liability companies or limited partnerships duly organized and validly existing, and (other than WorldSpace) in good standing under the laws of the jurisdiction in which they are incorporated or formed, and have the requisite corporate, limited liability company or limited partnership power and authority, as applicable, to own their assets and properties and to carry on their business as presently being conducted and as presently proposed to be conducted. Each of the Borrowers and their Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

7.2. Capitalization. The outstanding shares of capital stock of the Borrowers and their Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive or subscription rights. All capital stock of the Borrowers and their Subsidiaries has been issued in compliance with all applicable federal and state securities laws.

7.3. Subsidiaries. Other than with respect to nominee share ownership by directors required by local law, each of the Borrowers owns, directly or indirectly, 100% of each of its Subsidiaries, other than (A) PT WorldSpace Indonesia in which WorldSpace indirectly owns 75% of the outstanding common stock and (B) WorldSpace Italia SpA in which WorldSpace indirectly owns 65% of the outstanding common shares.

7.4. Authority; Valid and Binding Agreements. Each of the Borrowers and their Subsidiaries has all requisite corporate, limited liability company or limited partnership power and authority, as applicable, to (i) own, lease, operate and encumber its properties and assets, and to carry on its respective Business as presently conducted and as presently proposed to be conducted, (ii) execute and deliver each of the Loan Documents to which it is a party, and (iii) consummate the other transactions contemplated hereby and thereby. The execution, delivery and performance by the Borrowers and their Subsidiaries of the Loan Documents and the filing of all documents, certificates and instruments to be executed by the Borrowers and their Subsidiaries in connection therewith have been duly authorized by all requisite corporate action on the part of the Borrowers and their Subsidiaries. The Loan Documents, when duly executed and delivered by each of the Borrowers and Guarantors party thereto, will constitute legal, valid and binding obligations of the Borrowers and Guarantors, enforceable against the Borrowers and Guarantors in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles whether in a proceeding in equity or at law.

7.5. Conflicts; Consents. The execution and delivery by each of the Borrowers and Guarantors of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents and compliance with the terms of the Loan Documents will not result in the creation or imposition of any Lien of any nature whatsoever upon any of the properties or assets of the Borrowers or their Subsidiaries, or breach, conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under and, in the case of clauses (i) and (iii), except as would not have a Material Adverse Effect, (i) any loan or credit agreement, note, bond, mortgage, indenture, lease, deed of trust, agreement, contract, commitment, license, franchise, permit, understanding, instrument, or obligation or other arrangement to which the Borrowers or any of their Subsidiaries is a party or by which the Borrowers, any of their Subsidiaries or any of their properties or assets may be bound or affected, (ii) any certificate of incorporation, certificate of formation, any certificate of designation or other constitutive, organizational or governing documents of the Borrowers or their Subsidiaries, any capital stock of the Borrowers or any of their Subsidiaries or bylaws of the Borrowers or their Subsidiaries or (iii) any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of the NASDAQ Global Market applicable to the Borrowers or any of their Subsidiaries or by which any property or asset of the Borrowers or any of their Subsidiaries is bound or affected. Except for entry of the Interim Order or the Final Order, whichever occurs first, no consent, approval, order, license, permit or authorization of, or notification, registration, declaration or filing with, any governmental authority or any other Person is required to be obtained or made by or with respect to the Borrowers or any of their Subsidiaries in connection with the execution, delivery of the Loan Documents and performance by the Borrowers and Guarantors of any of the Loan Documents except as contemplated therein, or the consummation of the transactions contemplated hereby or thereby.

7.6. SEC Documents; Financial Statements. Since December 31, 2007, WorldSpace has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”); provided that the Form 10-Q of the Borrowers and their Subsidiaries for the fiscal quarter ended September 30, 2008 has not been filed. WorldSpace has delivered to the Lenders or their respective representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of WorldSpace included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of WorldSpace as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of WorldSpace to the Lenders which is not included in the SEC Documents or in any disclosure schedules, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

7.7. Undisclosed Liabilities. Except as set forth in Schedule 7.7, neither (a) the Borrowers nor (b) any of their Subsidiaries that has any right, title or interest in or to any assets that are material, either individually or in the aggregate, to the Business (including, without limitation, any regional operational center, broadcast operating center, telemetry, control or ranging facility and satellite), has or, as a result of the transactions contemplated in the Loan Documents, will have, any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise and whether due or to become due) except for liabilities and obligations incurred in the ordinary course of business consistent with past practice which, individually or in the aggregate, do not exceed $2,000,000.

7.8. Taxes. Except as set forth on Schedule 7.8, each of the Borrowers and their Subsidiaries has filed or caused to be filed in a timely manner, and in the appropriate jurisdictions, all material Tax Returns required to be filed by it with the proper governmental authorities, and all such Tax Returns were when filed true correct and complete in all material respects. Each of the Borrowers and their Subsidiaries has timely paid, collected or remitted, or caused to be paid, collected or remitted, all Taxes required to have been paid, collected or remitted by each of them, except as set forth on Schedule 7.8 and for Taxes that are being contested in good faith by appropriate proceedings and for which the Borrowers and their Subsidiaries, as applicable, have set aside on their books adequate reserves in accordance with GAAP. Except as set forth on Schedule 7.8, each of the Borrowers and their Subsidiaries has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable by it. Each Borrower and its Subsidiaries is unaware of any proposed or pending Tax assessments, deficiencies or audits (or any reasonable basis for the assertion thereof) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. No Borrower and none of the Borrower’s Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, and none has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as, in each case, could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

7.9. Assets Other than Real Estate. Except as set forth in the SEC Documents and except as would not have a Material Adverse Effect, each of the Borrowers and their Subsidiaries has good and valid title to, or a valid leasehold interest in, as applicable, all of its properties and assets reflected in WorldSpace’s annual report on Form 10-K for the year ended December 31, 2007 (the “Form 10-K”), and quarterly filings on Form-10-Q for the quarters ended March 31,

2008 and June 30, 2008 (the “Forms 10-Q”) or acquired after the date thereof, free and clear of all Liens except (i) Permitted Liens, (ii) statutory liens for the payment of current taxes that are not yet delinquent and which do not affect the properties or assets of the Borrowers or any of their Subsidiaries in any material respect and (iii) such as have been disposed of in the ordinary course of business. All tangible personal property owned by the Borrowers and their Subsidiaries has been maintained in good operating condition and repair, except (x) for ordinary wear and tear, and (y) where such failure would not have a Material Adverse Effect. All assets leased by the Borrowers or any of their Subsidiaries are in the condition required by the terms of the lease applicable thereto during the term of such lease and upon the expiration thereof. The Borrowers and their Subsidiaries possess all of the material properties, interests, assets and rights held for use or used in connection with the business and operations of the Borrowers and their Subsidiaries and constitute all those necessary to continue to operate the Business of the Borrowers and their Subsidiaries consistent with current and historical practice and as presently contemplated to be conducted. Except as indicated in the preceding sentence, this §7.9 does not relate to the Real Estate, Intellectual Property, Computer Hardware, Computer Software or Data of the Borrowers or any of their Subsidiaries; such items are covered under §7.10 (Real Estate) and § 7.11 (Intellectual Property, Computer Hardware, Computer Software and Data).

7.10. Real Property. The SEC Documents disclose all real property and interests in real property leased by the Borrowers and their Subsidiaries as of the date hereof. The Borrowers and their Subsidiaries do not and have not owned any real property at any time. The Borrowers and their Subsidiaries have good and valid leasehold interest in all real property and interests in real property disclosed in the SEC Documents to be leased by it free and clear of all Liens except with respect to the Permitted Liens where such Liens would not have a Material Adverse Effect. Except as set forth in the Form 10-K, the Forms 10-Q and on Schedule 7.10, there exists no default, or any event which upon notice or the passage of time, or both, would give rise to any default, in the performance of the Borrowers and their Subsidiaries or by any lessor under any such lease, nor, to the knowledge of Borrowers and their Subsidiaries, is the landlord of any such lease in default except where any such default would not have a Material Adverse Effect.

7.11. Intellectual Property and Related Matters.

(a) Except to the extent as would not have a Material Adverse Effect, all of the Owned Intellectual Property is valid, subsisting and enforceable, is not subject to any outstanding order, judgment or decree restricting its use or adversely affecting the Borrowers’ or their Subsidiaries’ rights thereto. To the knowledge of the Borrowers, all of the Licensed Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the Borrowers’ or their Subsidiaries’ rights thereto.

(b) To the knowledge of the Borrowers, and except as set forth on Schedule 7.11, none of their Borrowers and their Subsidiaries is violating or has violated any Intellectual Property rights. Except as set forth in the SEC Documents or on Schedule 7.11, there are no suits, actions, reissues, reexaminations, public protests, interferences, arbitrations, mediations, oppositions, cancellations, Internet domain name dispute resolutions or other similar proceedings (collectively, “Suits”) pending, decided, threatened or asserted concerning any claim or position that the Borrowers or any of its indemnitees have violated any Intellectual Property rights.

(c) There are no Suits or claims pending, decided, threatened or asserted concerning the Owned Intellectual Property (other than the review of pending patent and trademark applications by applicable governmental authorities), and, to the knowledge of the Borrowers, no valid basis for any such Suits or claims exists. Except as set forth in the SEC Documents or on Schedule 7.11, to the knowledge of the Borrowers, there are no Suits or claims pending, decided, threatened or asserted concerning the Licensed Intellectual Property (other than the review of pending patent and trademark applications by applicable governmental authorities) or the right of the Borrowers or any of their Subsidiaries to use the Licensed Intellectual Property, and no valid basis for any such Suits or claims exists.

(d) The Borrowers and their Subsidiaries own or otherwise hold valid rights to use all of the Business Intellectual Property used or contemplated to be used in the operation of the Business as currently conducted and as currently contemplated to be conducted in the future, except as set forth on Schedule 7.11 or where such failure would not have a Material Adverse Effect. All such rights are free of all Liens, except with respect to the Permitted Liens, and are fully assignable by the Borrowers and their Subsidiaries to any Person, without payment, consent of any Person or other similar condition or restriction. The completion of the transactions contemplated by this Agreement will not alter or impair the ownership or right of the Borrowers or any of their Subsidiaries to use any of the Business Intellectual Property. Without expanding the scope of the representations concerning infringement of third-party Intellectual Property, the Business Intellectual Property constitutes all of the material Intellectual Property, Computer Software, Computer Hardware and Data that is used in, contemplated to be used in, or necessary for the conduct of the Business as currently conducted and as currently contemplated to be conducted in the future. To the knowledge of the Borrowers, no Person is violating any of the Business Intellectual Property.

(e) The Borrowers and their Subsidiaries have timely made all filings and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all registered Owned Intellectual Property, except where any failure to make such payments or filings would not have a Material Adverse Effect. All documentation necessary to confirm and effect the Borrowers’ and their Subsidiaries’ ownership of the Owned Intellectual Property, if acquired from other Persons, has been recorded in the United States Patent and Trademark Office (the “PTO”), the United States Copyright Office and other similar official offices.

(f) Except as set forth in Schedule 7.11, no Person other than the Borrowers and their Subsidiaries has any ownership interest in, or a right to receive a royalty or similar payment with respect to, any of the Owned Intellectual Property. Except as set forth in the SEC Documents, or on Schedule 7.11, neither the Borrowers nor any of their Subsidiaries has granted any options, licenses, assignments or agreements of any kind relating to (i) ownership of rights in the Owned Intellectual Property; or (ii) the marketing or distribution of the Owned Intellectual Property.

(g) Neither the Borrowers nor any of their Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any third-party Intellectual Property, except for customary infringement indemnities agreed to in the ordinary course of business and included as part of the Borrowers’ or their Subsidiaries’ contracts for the license or sale of products or services. Neither the Borrowers nor any of their Subsidiaries has entered into any agreement granting any third party the right to bring infringement actions or otherwise to enforce rights with respect to the Intellectual Property of the Borrowers or their Subsidiaries.

(h) All inventors, including current or former employees of the Borrowers and their Subsidiaries have assigned their right, title and interest in such issued patents or patent applications to the Borrowers or their Subsidiaries, as the case may be, or their predecessors in interest to such patents or patent applications, except where the failure to so assign would not have a Material Adverse Effect. All of the patents and pending patent applications owned by the Borrowers or their Subsidiaries are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees), and the Borrowers are not aware of anything which would render any claim of such patents or pending patent applications invalid, unallowable, or unenforceable, and they are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date except where the failure to maintain such patent or pending patent would not have a Material Adverse Effect. The Borrowers are further not aware of any prior art material to the patentability of the inventions claimed in any U.S. patents and U.S. pending patent applications, as being owned by the Borrowers or their Subsidiaries that was, or has not been, disclosed to the PTO. For each patent and pending patent application owned by the Borrowers or their Subsidiaries, each of the Borrowers and their Subsidiaries has complied with any applicable contractual obligations, laws, rules, or regulations, regarding inventions conceived or reduced to practice under a grant or other support from an agency or entity of the U.S. Government, in whole or in part, including without limitation any requirements to elect to retain title to any federally funded invention except where the failure to so comply would not have a Material Adverse Effect.

(i) Except as set forth in the SEC Documents, each former and current employee, officer and consultant of the Borrowers and their Subsidiaries has executed and delivered to the Borrowers or a Subsidiary of the Borrowers an agreement providing for the assignment to and ownership by the Borrowers or a Subsidiary of the Borrowers, as applicable, of all inventions and work product produced by such Person while in the employ of the Borrowers or any of their Subsidiaries. Except as set forth in the SEC Documents, no former or current employee, officer or consultant of the Borrowers or any of their Subsidiaries has excluded works or inventions made prior to his or her employment with the Borrowers or a Subsidiary of the Borrowers from an assignment of inventions agreement entered into with the Borrowers or any of their Subsidiaries. The Borrowers are not aware that any employees of the Borrowers or any of their Subsidiaries is obligated under any Contract, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with the Business.

(j) The Borrowers believe that they do not, and that it will not be necessary to, utilize any inventions of any of the Borrowers’ or their Subsidiaries’ employees, officers or consultants (or people they currently intend to hire or engage) created prior to their employment by the Borrowers or any of their Subsidiaries. The Borrowers have no knowledge of any violation, or any claim of any violation, by any of the Borrowers’ or their Subsidiaries’ employees, officers or consultants of any nondisclosure, non-competition, non-solicitation, assignment of inventions or similar agreements or obligations that such employee or consultant has with either the Borrowers, any of their Subsidiaries or any third party, and the Borrowers will use commercially reasonable efforts to prevent any such violation. The Borrowers have not received any notice alleging that any such violation has occurred.

(k) The Borrowers have taken all reasonable measures to protect the secrecy, confidentiality and value of all of the Trade Secrets used in the Business (collectively, “Business Trade Secrets”), including, but not limited to, entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access to the Business Trade Secrets. None of the Business Trade Secrets has, to the knowledge of the Borrowers, been disclosed or has been authorized to be disclosed to any Person other than to employees or agents of the Borrowers or their Subsidiaries for use in connection with the Business or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interests of the Borrowers and their Subsidiaries in and to such matters. To the knowledge of the Borrowers, no unauthorized disclosure of any Business Trade Secrets has been made.

(l) The Borrowers and their Subsidiaries have a policy consistent with industry standards of requiring all employees, agents, consultants or contractors who have contributed to or participated in the creation, development, improvement or modification of the Business Intellectual Property to assign all of their rights therein to the Borrowers or their Subsidiaries, as applicable. Except as set forth in the SEC Documents, to the knowledge of the Borrowers, no Person (other than the Borrowers or a Subsidiary of the Borrowers and, solely with respect to (i) Licensed Intellectual Property and (ii) Computer Software, Computer Hardware and Data which is not owned by any of the Borrowers or their Subsidiaries, the owner thereof) has any reasonable basis for claiming any right, title or interest in and to any such Business Intellectual Property.

(m) Other than those errors and defects inherent in the Computer Hardware that are generally known within the information technology industry, the Computer Hardware that is used in or held for use in the Business is in good working condition (normal wear and tear excepted). There has not been any malfunction with respect to such Computer Hardware since June 13, 2008 that has not been remedied or replaced in all material respects.

(n) All of the Computer Software that is used in or held for use in the Business is in machine-readable form and is in good working condition (normal wear and tear excepted). To the knowledge of the Borrowers, such Computer Software (i) contains no Disabling Devices; and (ii) other than those errors and defects inherent in the Computer Software that are generally known within the information technology industry, has not suffered from any material and recurring malfunctions since June 13, 2008 that has not been remedied in all material respects.

(o) Except as set forth in the SEC Documents, there are no Suits or claims that are pending or have been decided, or that have been threatened or asserted by or against the Borrowers or any of their Subsidiaries, concerning any of the Computer Software, Computer Hardware or Data that is used in or held for use in the Business, and, to the knowledge of the Borrowers, there is no valid basis for any such Suits or claims except in such case as would not have a Material Adverse Effect.

(p) All of the Data that is used in or held for use in the Business does not infringe or violate the rights of any Person or otherwise violate any law or regulation.

7.12. Compliance with Applicable Laws.

(a) Except as set forth on Schedule 7.12, each of the Borrowers and their Subsidiaries are in compliance with all applicable legal requirements, including, without limitation, Environmental Laws and laws, statutes, codes, regulations, standards, guidelines, guidance documents, and directives or consents (including consent decrees and administrative orders) at any time in effect relating to occupational safety and health and to the status of the Borrowers or their Subsidiaries as a contractor with any governmental authority, except for such instances of noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 7.12, neither Borrowers nor any of their Subsidiaries have received written notice of an investigation by any governmental authority with respect to the Borrowers or their Subsidiaries is pending or, to the knowledge of the Borrowers, threatened.

(b) To the knowledge of the Borrowers, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance by the Borrowers or their Subsidiaries with any Environmental Laws or, to the knowledge of the Borrowers, which could reasonably be expected to give rise to any common law or legal liability of the Borrowers or their Subsidiaries including liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended, or similar federal, state, county, municipal, or local laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation against or affecting the Borrowers or their Subsidiaries, based on or related to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste defined, regulated or forming the basis of liability under Environmental Laws (“Hazardous Substance”).

(c) There has been no release, discharge, deposit, disposal or contamination of or by a Hazardous Substance caused by the Borrowers or any of their Subsidiaries or, to the knowledge of Borrowers, any person or entity lawfully acting by or through the Borrowers or any of their Subsidiaries on, under or contiguous to any property owned or leased by the Borrowers or any of their Subsidiaries, and to the knowledge of the Borrowers, none of such properties has been used at any time as a landfill, storage, or waste disposal site.

(d) To the knowledge of the Borrowers, no Hazardous Substance generated, manufactured, processed, used, treated, or stored by the Borrowers, their Subsidiaries or any Person lawfully acting by or through the Borrowers or their Subsidiaries has been disposed of or treated at any site or location, other than property leased or owned by the Borrowers or their Subsidiaries, that was not authorized or licensed to receive such materials for disposal or treatment, or at any site or location for which the Borrowers or any of their Subsidiaries has received a notice of potential liability or request for information, or at any site or location that has been placed or proposed to be placed on any cleanup list or is the subject of a claim, order or directive or consent (including consent decrees and administrative orders), request, settlement or other demand from any person or entity for removal, remedial, response, corrective action, abatement or cleanup.

7.13. Conduct of Business; Regulatory Permits. None of the Borrowers nor any of their Subsidiaries is in violation of any term of or in default under their Certificate of Incorporation, any certificate of designations of any outstanding series of their Preferred Stock or Bylaws or their organizational charters or bylaws, respectively. None of the Borrowers nor any of their Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Borrowers or their Subsidiaries, and neither the Borrowers nor any of their Subsidiaries will conduct their Business in violation of any of the foregoing, except for possible violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrowers and their Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective Businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Borrowers nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

7.14. Communication Licenses. The Borrowers and their Subsidiaries have filed with the FCC, the ACMA, the ART and the ITU all reports, documents, instruments, information and applications required to be filed pursuant to the rules and regulations of the FCC, the ACMA, the ART and the ITU except where the failure to so file would not have a Material Adverse Effect. The communication licenses set forth in Schedule 7.14 (the “WorldSpace Licenses”) are held by the Borrowers and represent all of the communication Licenses which are required for the operation of the Business of the Borrowers and their Subsidiaries. Except as disclosed in the SEC Documents or as would not have a Material Adverse Effect, the WorldSpace Licenses are in full force and effect and, to the knowledge of the Borrowers, there are no pending modification, amendment or revocation proceedings in relation to the WorldSpace Licenses initiated by the FCC, the ACMA, the ART and the ITU or any equivalent authority in any other jurisdiction in which the Borrowers operate which, if determined against the Borrowers, would have a Material Adverse Effect; to the knowledge of the Borrowers, except as set forth on Schedule 7.14, fees due and payable to domestic and foreign governmental authorities pursuant to the rules governing WorldSpace Licenses held by the Borrowers and their Subsidiaries, the nonpayment of which, with the giving of notice or the lapse of time or both would constitute grounds for revocation thereof, have been timely paid, except as would not have a Material Adverse Effect. Each of the Borrowers and their Subsidiaries is in compliance with the terms of the WorldSpace

Licenses, as applicable, and there is no condition of which any of the Borrowers or any of their Subsidiaries have received notice, nor, to the knowledge of any of the Borrowers, is there any proceeding threatened, by any domestic or foreign governmental authority, which would cause the termination, suspension, cancellation or non-renewal of any of the WorldSpace Licenses, or the imposition of a penalty or fine by any domestic or foreign governmental authority, except, in each case, as would not have a Material Adverse Effect; the Borrowers and their Subsidiaries have all necessary consents, authorizations and approvals to utilize the WorldSpace Licenses to operate their Businesses as now conducted and as currently contemplated.

7.15. Contracts. The Borrowers have publicly filed as exhibits to the SEC Documents all material contracts, agreements, arrangements and other instruments (“Contracts”) to which any of the Borrowers or any of their Subsidiaries is a party which are required to be filed under relevant rules of the SEC and which relates to one or more of the following: (a) relate to any Indebtedness of the Borrowers or any of their Subsidiaries, (b) relate to the employment or compensation of any director, officer or stockholder, or any employee, consultant, independent contractor or other agent of the Borrowers or any of their Subsidiaries or any Affiliate of such Person, or, to the knowledge of any of the Borrowers, any Affiliate of such Person, (c) relate to the sale or other disposition of any assets, properties or rights (other than the sale of inventory) of the Borrowers, or relating to the sale or other disposition of any Subsidiary’s material assets, properties or rights (other than the sale of inventory of such Subsidiary), (d) relate to the distribution of the products or services of any of the Borrowers or the products or services of any Subsidiary of the Borrowers, (e) which restrict the ability of the Borrowers or their Subsidiaries to do business in any geographic area or grant to any Person exclusive or similar rights in any line of business or in any geographic area, provisions restricting or affecting the development, manufacture or distribution of such products or services, or provisions restricting the ability of any of the Borrowers or their Subsidiaries’ ability to solicit employees of another Person or restrict another Person’s ability to solicit the any of the Borrower’s or their Subsidiaries’ employees, (f) are with any stockholder or, to the knowledge of any of the Borrowers, any Affiliate of any stockholder, (g) contain any warranty by any of the Borrowers or their Subsidiaries to any other Person with respect to any product or service offered by any of the Borrowers (other than those offered in the ordinary course of business consistent with past practice), (h) are with any Governmental Authority, (i) contain provisions providing for indemnification by any of the Borrowers or their Subsidiaries with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase or sale agreements entered into in the ordinary course of business), (j) relate to the Business Intellectual Property, including, but not limited to, Contracts granting any of the Borrowers or their Subsidiaries rights to use the Business Intellectual Property, consulting agreements related to the development of Business Intellectual Property, trademark coexistence agreements, trademark consent agreements and nonassertion agreements, or (k) are otherwise material to the business, results of operations, financial condition or prospects of any of the Borrowers or their Subsidiaries. All Contracts are valid, binding and in full force and effect as to all of the Borrowers and their Subsidiaries, and there is no default, or any event which upon notice or the passage of time, or both, would give rise to any material default, in the performance of any of the Borrowers or their Subsidiaries nor, to the knowledge of any of the Borrowers, in the performance of any other party to any such Contracts except where such default would not have a

Material Adverse Effect. None of the Borrowers have entered into nor are planning to enter into any side letters, contracts or other agreements with any of the Lenders other than the Loan Documents. None of the Borrowers nor any of their Subsidiaries is currently a party to any oral contract of the nature that would require disclosure under this §7.15 if such oral contract were in writing.

7.16. Litigation. Except as disclosed in the SEC Documents and Schedule 7.16, there are no suits, actions, claims, arbitrations or other legal, administrative or regulatory proceedings or investigations, whether at law or in equity, or before or by any Governmental Authority, pending or, to the knowledge of any of the Borrowers, threatened by or against or affecting any of the Borrowers, any of their Subsidiaries or any of their respective properties or assets or any of the Borrowers or any of the Borrower’s Subsidiaries’ officers or directors, except for such as would not have a Material Adverse Effect. The foregoing includes, without limitation, suits, actions, claims, arbitrations, proceedings or investigations pending or threatened involving the prior employment of any of the Borrowers’ or their Subsidiaries employees, their use in connection with the business of any of the Borrowers or their Subsidiaries of any information or techniques allegedly proprietary to such former employers or their obligations under any agreements with prior employers. There is no outstanding judgment, order, injunction or decree of any Governmental Authority or arbitrator against any of the Borrowers, any of their Subsidiaries, or to the knowledge of any of the Borrowers, against any of their properties, assets or business, except for such as would not have a Material Adverse Effect.

7.17. Absence of Changes or Events. Except as disclosed in the SEC Documents, since December 31, 2007, the Businesses of all of the Borrowers and their Subsidiaries have been conducted in the ordinary course consistent with past practice and there has not been any event, violation or other matter that could, individually or in the aggregate, have a Material Adverse Effect other than the filing of the Case and the restrained cash resources leading up to the filing of the Case. Except as disclosed in the SEC Documents, since December 31, 2007, none of the Borrowers nor any of their Subsidiaries has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $100,000 outside of the ordinary course of business or (iii) other than as set forth on Schedule 7.17, had Capital Expenditures, individually or in the aggregate, in excess of $2,000,000.

7.18. Certain Employee Matters.

(a) Except as set forth in the SEC Documents or Schedule 7.18, the employment of each officer and employee of any of the Borrowers is terminable at the will of the respective Borrower. Except as set forth in Schedule 7.18, the Borrowers and their Subsidiaries have complied in all material respects with all applicable laws relating to wages, hours, equal opportunity, collective bargaining, workers’ compensation insurance and the payment of social security and other taxes. Except as set forth on Schedule 7.18, none of the Borrowers is aware that any officer, key employee or group of employees intends to terminate his, her or their employment with any of the Borrowers or any of their Subsidiaries, as the case may be, nor do any of the Borrowers have a present intention, or know of a present intention of any of their Subsidiaries, to terminate the employment of any officer, key employee or group of employees, except as provided in Schedule 7.18. Except as set forth on Schedule 7.18, there are no pending or, to the knowledge of any of the Borrowers, threatened employment discrimination charges or complaints against or involving any of the Borrowers or their Subsidiaries before any federal, state, or local board, department, commission or agency, or unfair labor practice charges or complaints, disputes or grievances affecting any of the Borrowers or their Subsidiaries.

(b) Since each Borrower’s inception, none of the Borrowers nor any of their Subsidiaries has experienced any labor disputes, union organization attempts or work stoppage due to labor disagreements. There are no unfair labor practice charges or complaints against any of the Borrowers or their Subsidiaries pending, or to the knowledge of any of the Borrowers, threatened before the National Labor Relations Board or any comparable state agency or authority. There are no written or oral contracts, commitments, agreements, understandings or other arrangements with any labor organization, nor work rules or practices agreed to with any labor organization or employee association, applicable to employees of any of the Borrowers or any of their Subsidiaries, nor is any of the Borrowers or any of their Subsidiaries a party to, or bound by, any collective bargaining or similar agreement; there is not, and since each of the Borrower’s inception there has not been, any representation of the employees of any of the Borrowers or their Subsidiaries by any labor organization and, to the knowledge of any of the Borrowers, there are no union organizing activities among the employees of any of the Borrowers or their Subsidiaries, and to the knowledge of any of the Borrowers, no question concerning representation has been raised or is threatened respecting the employees of any of the Borrowers or their Subsidiaries.

7.19. Benefit Plans.

(a) The SEC Documents disclose each Employee Benefit Plan and each other pension, retirement, savings, deferred compensation and profit-sharing plan and each stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan or other similar plan (whether written or otherwise), required to be disclosed therein under relevant rules of the SEC, under which any of the Borrowers has any current or future obligation or liability (including any potential, contingent or secondary liability under Title IV of ERISA) or under which any employee or former employee (or beneficiary of any employee or former employee) of any of the Borrowers has or may have any current or future right to benefits (the term “plan” shall include any contract, agreement (including an employment or independent contractor agreement), policy or understanding, each such plan being hereinafter referred to in this Agreement individually as a “Plan”). Each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code (i) is and has been determined by the IRS to be tax qualified under Sections 401(a) and 501(a) of the Code and, since such determination, no amendment to or failure to amend any such Plan and no other event or circumstance has occurred that could reasonably be expected to adversely affect its tax qualified status, and (ii) has or will be submitted to the IRS for a determination that it continues to be tax qualified in accordance with GUST (as defined in Revenue Procedure 2001-55, 2001-49 I.R.B. 552 (Nov. 15, 2001)) before the end of the GUST remedial amendment period (as set forth in that same Revenue Procedure or subsequent guidance from the IRS). There have been no prohibited transactions within the meaning of Section 4975 of the Code or Section 406 of Title I of ERISA with respect to any Plan.

(b) There are no actions, claims, audits, lawsuits or arbitrations pending, or, to the knowledge of any of the Borrowers, threatened, with respect to any Plan or the assets of any Plan (other than routine claims for benefits made in the normal course). Except as set forth in the SEC Documents, each Plan has been maintained and administered in compliance in all material respects in accordance with its terms and with all applicable Legal Requirements (including, without limitation, the Code and ERISA). There are no applications pending with the IRS or the United States Department of Labor under any voluntary compliance program regarding any Plan. Each of the Borrowers, the Guarantors and their respective ERISA Affiliates has satisfied all funding, compliance and reporting requirements for all Benefit Plans. With respect to each Plan, if applicable, each of the Borrowers, the Guarantors and their respective ERISA Affiliates has paid all contributions in accordance with the terms of the applicable Plan (including employee salary reduction contributions) and all insurance premiums that have become due and any such expense accrued but not yet due has been properly reflected in the unaudited financial statements for the six months ending June 30, 2008, except where the failure to do so would not result in any Material Adverse Effect.

(c) Except as set forth on Schedule 7.19, the consummation of the transactions contemplated by this Agreement will not (1) entitle any employee or independent contractor of any of the Borrowers or any of their Subsidiaries to severance pay or termination benefits, (2) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former employee or independent contractor of any of the Borrowers or any of their Subsidiaries, (3) obligate any of the Borrowers or any of their Affiliates to pay or otherwise be liable for any compensation, vacation days, pension contribution or other benefits to any current or former employee, consultant, agent or independent contractor of any of the Borrowers or any of their Subsidiaries for periods before the Closing Date, (4) require assets to be set aside or other forms of security to be provided with respect to any liability under a Plan, or (5) result in any “parachute payment” (within the meaning of Section 280G of the Code) under any Plan.

(d) No Employee Benefit Plan is subject to the Pension Funding Rules. None of the Borrowers nor any of their respective ERISA Affiliates have ever maintained, contributed to or had any obligation with respect to a Guaranteed Pension Plan or a Multiemployer Plan.

(e) Except as set forth on Schedule 7.19(e), no Plan has provided, been required to provide, provides or is required to provide, at any time in the past, present, or future, health, medical, dental, accident, disability, death or survivor benefits to or in respect of any Person beyond termination of employment, except to the extent required under any state insurance law or under Part 6 of Subtitle B of Title I of ERISA and under Section 4980B of the Code. No Plan covers any individual that is not an employee of any of the Borrowers or any of their Subsidiaries, other than spouses and dependents of employees.

(f) Each officer of each of the Borrowers is currently devoting all of such officer’s business time to the conduct of the business of each respective Borrower. None of the

Borrowers is aware of any officer or key employee of any of the Borrowers or any of their Subsidiaries planning to work less than full time at any of the Borrowers or any of their Subsidiaries in the future.

7.20. Transactions with Affiliates. Except as set forth in the SEC Documents or in Schedule 7.20, no current or former employee, director, officer or stockholder holding (directly or indirectly) more than 10% of Capital Stock of any of the Borrowers or any of their Subsidiaries or, to the knowledge of any of the Borrowers, any Affiliate of any thereof, is presently, or during the 12-month period ending on the date hereof has been, to the extent required to be disclosed in the SEC documents under the relevant rules of the SEC, (i) a party to any transaction with any of the Borrowers or their Subsidiaries (including any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such employee, director, officer or stockholder holding (directly or indirectly) more than 10% of Capital Stock or Affiliate) or (ii) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a competitor, supplier or customer of any of the Borrowers or any of their Subsidiaries (except for a passive investment (direct or indirect) in less than 5% of the common stock of a company whose securities are traded on or quoted through a national securities exchange), nor does any such Person receive income from any source other than any of the Borrowers or any of their Subsidiaries which relates to the Business of any of the Borrowers or any of their Subsidiaries or should properly accrue to any of the Borrowers or any of their Subsidiaries. Except as set forth in the SEC Documents or in Schedule 7.20, to the extent required to be disclosed in the SEC Documents under relevant rules of the SEC, no employee, officer, stockholder holding (directly or indirectly) more than 10% of Capital Stock or director of any of the Borrowers or any of their Subsidiaries or member of his or her immediate family is indebted to any of the Borrowers or any of their Subsidiaries, as the case may be, nor is any of the Borrowers or any of their Subsidiaries indebted to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of any of the Borrowers, and (iii) for other standard employee benefits made generally available to all employees or executives (including stock option agreements outstanding under any stock option plan approved by the Board).

7.21. Investment Company. None of the Borrowers (a) is, or upon the making of the Term Loans will be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, or (b) is required to register as an investment company under the Investment Company Act of 1940, as amended.

7.22. Insurance. Each of the Borrowers and each of their Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of each respective Borrower believes to be prudent and customary in the businesses in which any of the Borrowers and any of its Subsidiaries is engaged. None of the Borrowers nor any such Subsidiary has been refused any insurance coverage sought or applied for and none of the Borrowers nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its Business at a cost that would not have a Material Adverse Effect.

7.23. Books and Records. The books of account, ledgers, order books, records and documents of each of the Borrowers and each of their Subsidiaries accurately and completely reflect all information relating to the respective Businesses of each of the Borrowers and each of their Subsidiaries, the nature, acquisition, maintenance, location and collection of each of their respective assets, and the nature of all transactions giving rise to material obligations or accounts receivable of each of the Borrowers or each of their Subsidiaries, as the case may be, except where the failure to so reflect such information would not have a Material Adverse Effect.

7.24. Foreign Corrupt Practices Act, etc. None of the Borrowers nor any of their Subsidiaries, nor to the knowledge of any of the Borrowers, any director, officer, agent or employee of any of the Borrowers or any of their Subsidiaries has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to: (a) any foreign official (as such term is defined in the Foreign Corrupt and Practices Act of 1977, as amended (“FCPA”) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority; or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, in the case of both (a) and (b) above in order to assist any of the Borrowers or any of their Subsidiaries to obtain or retain business for, or direct business to any of the Borrowers or any of their Subsidiaries, as applicable, and under circumstances which would subject any of the Borrowers or any of their Subsidiaries to liability under the FCPA or any corresponding foreign laws. None of the Borrowers nor any of their Subsidiaries has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.

7.25. Money Laundering. All of the Borrowers and their Subsidiaries are in compliance with, and have not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

7.26. Business Practices. None of the Borrowers, their Subsidiaries, nor any Person acting on behalf of any of the Borrowers or any of their Subsidiaries has paid or delivered, or promised to pay or deliver, directly or indirectly through any other Person, any monies or anything else of value to any government official or employee of any political party, for the purpose of illegally or improperly inducing or rewarding any action by the official favorable to any of the Borrowers or any of their Subsidiaries.

7.27. Approved Contractor. Each of the Borrowers has been designated as an approved contractor by the United States Department of Defense.

7.28. Material Subsidiaries. No Subsidiaries other than the Material Subsidiaries (a) hold material Communication Licenses, (b) is a “Significant Subsidiary” as such term is defined in Rule 1-02 of Regulation S-X of the Securities Act or (c) hold total assets exceeding 10% of the total assets of the Borrowers and their Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal quarter.

7.29. Disclosure.

(a) No statement made by any of the Borrowers in this Agreement, any other Loan Document or the exhibits and schedules attached hereto or in any certificate or schedule furnished or to be furnished by or on behalf of any of the Borrowers to the Lenders or any of their representatives in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

7.30. Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between any of the Borrowers and an unconsolidated or other off balance sheet entity that is required to be disclosed by any of the Borrowers in SEC Documents and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

7.31. Sarbanes-Oxley Act. Each Borrower is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

7.32. No Event of Default. Each of the Borrowers represents and warrants to the Lenders that after giving effect to the terms of this Agreement and the other Loan Documents, no Default or Event of Default shall have occurred and be continuing as of the date hereof or as of the Closing Date.

7.33. Budget. To the knowledge of the Borrowers, no facts exist that (individually or in the aggregate) would result in any material change in the Budget or the projections. The projections are based upon good faith estimates and assumptions believed by the Borrowers to be reasonable at the time made, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrowers of the results of operations and other information projected therein, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

7.34. Perfection of Security Interest. Upon the entry of the Interim Order or the Final Order, whichever comes first, the Liens granted by the Borrowers to the Collateral Agent and the Lenders pursuant to the Interim Order, the Final Order and the Security Documents shall be fully perfected by operation of law, without any further action being taken by the Collateral Agent, provided, however, that the Collateral Agent may take any steps it deems necessary, in its sole discretion, to attach or perfect the Liens, which steps may include the filing of financing statements, mortgages, notices of liens or other similar documents. The Collateral and the Collateral Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Borrowers and the Guarantors are the owners of the Collateral free and clear from any Lien and any other claim or demand, except for Permitted Liens.

7.35. Uplink Station, “F-3” and “F-4”. (a) The Borrowers and/or the Guarantors own all rights in, and interest to, the satellites known as “F-3” and “F-4,” and there are no Liens on, or other security interests in, these satellites, other than Permitted Liens, and (b) the “uplink station” located in Toulouse, France, is neither critical to the operation of the Business of the Borrowers and their Subsidiaries nor a material asset of the Borrowers and their Subsidiaries.

8.    AFFIRMATIVE COVENANTS.

Each of the Borrowers covenants and agrees that, so long as any Term Loan or Term Loan Note is outstanding or any Lender has any obligation to make any Term Loans, the following affirmative covenants shall apply:

8.1. Payment of Taxes and Claims. Except as set forth on Schedule 8.1, the Borrowers will, and will cause each of their Subsidiaries to, (A) timely pay all material Taxes reflected in the Budget imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, (B) timely pay all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and, in the case of this clause (B), that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserves or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefore, and in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contested proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim, and (C) timely and correctly file all Tax Returns required to be filed by any of them and collect, withhold and remit any Taxes required to be so collected, withheld or remitted by any of them. None of the Borrowers and their Subsidiaries will be considered to have violated this §8.1 so long as the position taken on the Tax Return disputed by the relevant tax authority was taken by the Borrowers or their Subsidiaries in good faith and was supported by substantial authority. None of the Borrowers will, nor will permit any of their Subsidiaries to, file or consent to the filing of any consolidated income Tax Return with any Person (other than the Borrowers or any of their Subsidiaries).

8.2. Maintenance of Properties. The Borrowers will, and will cause each of their Subsidiaries to maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the Business of the Borrowers and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

8.3. Insurance. The Borrowers will maintain or cause to be maintained, with financially sound and reputable insurers, casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrowers as are customarily carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses, in each case in such amounts (giving effect to self insurance which comports with the requirements of this Section and provided that adequate reserves therefor are maintained in accordance with GAAP), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Borrowers will maintain or cause to be maintained in orbit or launch insurance for each of the Borrowers’ satellites in amounts not less than, nor deductible greater than, those set forth on Schedule 8.3 hereto. Each such material policy of insurance shall (i) name the Collateral Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Lenders, as the loss payee thereunder and provides for at least fifteen (15) days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy.

8.4. Books and Records. The Borrowers will, and will cause each of their Subsidiaries to, (A) keep adequate books of record and account in which full, true and correct entries are made in conformity with GAAP in all material respects of all dealings and transactions in relation to its Business and activities and (B) permit any representatives designated by the Majority Lenders (including employees of any Lender or any consultants, accountants, lawyers and appraisers retained by the Lenders) to visit and inspect any of the properties of the Borrowers, to inspect, copy and take extracts from their financial and accounting records, and to discuss their affairs, finances and accounts with their officers and independent accountants, all upon reasonable notice and at such reasonable times during normal business hours (so long as no Event of Default has occurred and is continuing) and as often as may reasonably be requested and by this provision, the Borrowers authorize such accountants to discuss with the Lenders and such representatives the affairs, finances and accounts of the Borrowers. The Borrowers acknowledge that the Lenders, after exercising their rights of inspection, may prepare and distribute certain reports pertaining to the Borrowers and each of their Subsidiaries’ assets for internal use by the Lenders. After the occurrence and during the continuance of any Event of Default, upon the reasonable request of any Lender, the Borrowers shall provide each Lender with access to the Borrowers’ customers and suppliers.

8.5. Weekly CRO Report.

(a) No later than the first Business Day after the end of each week, the Borrowers shall deliver to the Lenders a report from the CRO, in form and substance satisfactory to the Lenders, that contains (i) a weekly comparison of actual performance to the Budget, with explanations for any variance by line item; (ii) a cumulative comparison of actual performance to Budget, with explanations for any variance by line item; and (iii) CRO certification that no proceeds of the Facility have been used for any item not set forth in the Budget. The Borrowers will, and will cause their Subsidiaries to, grant access and cooperate with the Lenders’ financial advisors and any other consultants engaged from time to time at the direction of the Lenders.

(b) The Borrowers shall participate, and shall cause their financial advisor to participate, in a conference call with the Lenders and the Lenders’ Financial Advisor no less frequently than once a week at the request of the Lenders to provide the Lenders and the Lenders’ Financial Advisor with an update on potential interested bidders and other material information relating to the potential sale of the Borrowers, their respective Subsidiaries and Affiliates and/or their respective assets.

8.6. Information. The Borrowers will deliver promptly (a) copies of all material pleadings, notices, orders and other papers filed in the Case and in the insolvency proceedings in France relating to WorldSpace France, (b) copies of all reports filed with the United States Trustee in the Case and (c) all notices, pleadings, orders and other papers relating to any insolvency proceeding in any other jurisdiction involving any Subsidiaries of WorldSpace .

8.7. Compliance with Laws, Contracts, Licenses, and Permits. Each of the Borrowers will, and will take commercially reasonable efforts to cause each of its Subsidiaries to, comply in all material respects with (a) the applicable laws and regulations wherever its Business is conducted, including all Environmental Laws the noncompliance with which would have a material adverse affect on the business, assets or financial condition of the Borrowers considered as a whole or the ability of any of the Borrowers to fulfill its obligations under this Credit Agreement or the other Loan Documents to which such Person is a party, (b) the provisions of its charter documents and by-laws, (c) all agreements and instruments by which it or any of its properties may be bound, the noncompliance with which could have a material adverse effect on the business, assets or financial condition of the Borrowers considered as a whole or the ability of any of the Borrowers or the Guarantors to fulfill its obligations under this Credit Agreement or the other Loan Documents to which such Person is a party, and (d) all applicable decrees, orders, and judgments the noncompliance with which could have a material adverse effect on the business, assets or financial condition of the Borrowers considered as a whole or the ability of any of the Borrowers or the Guarantors to fulfill their obligations under this Credit Agreement or the other Loan Documents to which such Person is a party. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that any of the Borrowers or the Guarantors may fulfill any of its obligations hereunder or any of the other Loan Documents to which such Person is a party, such Borrower will immediately take or cause to be taken all reasonable steps within the power of such Person to obtain such authorization, consent, approval, permit or license and furnish the Lenders with evidence thereof.

8.8. Employee Benefit Plans. Each of the Borrowers and the Guarantors will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service, furnish to the Lenders a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, (b) promptly upon receipt or dispatch, furnish to the Lender any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA, (c) promptly deliver to Lender all information required to be reported to the PBGC under §4010 of ERISA, and (d) promptly deliver to Lender such other documents or governmental reports or filings relating to any Plan as any Lender shall reasonably request.

Promptly following any request for therefore, on and after the effective date of the Pension Protection Act of 2006, each of the Borrowers and the Guarantors shall deliver to the Lenders copies of any documents or notices described in §§101(j), (k) or (l) of ERISA that the Borrowers, the Guarantors or any of their respective ERISA Affiliates may request with respect to any Guaranteed Pension Plan or Multiemployer Plan, as applicable; provided, that if Borrowers, Guarantors, or any of their respective ERISA Affiliates have not requested such documents or notices from the administrator of sponsor of the applicable Guaranteed Pension Plan or Multiemployer Plan, the Borrowers, the Guarantors or their respective ERISA Affiliates shall, upon request from any Lender, promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

8.9. Use of Proceeds. Each of the Borrowers will use the proceeds of the Term Loans solely in accordance with the Budget, (i) to pay specific asset preservation disbursements strictly limited to the regional operational centers in Silver Spring and Melbourne, the broadcast operating centers in London, Johannesburg and Singapore, the telemetry, control and ranging facilities in Bangalore, Mauritius and Melbourne, satellite storage, insurance for satellites and related facilities and other fees (including in-orbit support and license fees), (ii) to pay specific payroll disbursements for the CRO, certain essential non-regional operating center employees, employees in Australia, Singapore, United Kingdom, Melbourne and South Africa, (iii) to pay certain agreed expenses for certain critical vendors, and (iv) to pay bankruptcy and restructuring related costs (including professional fees).

8.10. Filing of Claims, Schedules and Statement of Affairs in the Case. The Borrowers shall file their schedules and statement of affairs with the Bankruptcy Court no later than 40 days after the Petition Date.

8.11. Data Room. The Borrowers shall have made available to the Lenders, the Lenders’ Financial Advisor, the Lenders’ Special Counsel and potential interested bidders no later than 10 Business Days after the Petition Date a data room containing all material information relating to the Borrowers, the Guarantors and their respective Subsidiaries and Affiliates, their respective businesses, assets, operations, financing and contractual relationships and such other matters as are reasonably requested to be provided by any such interested party.

8.12. Information Memorandum. The Borrowers shall have prepared and made available to the Lenders, the Lenders’ Financial Advisor, the Lenders’ Special Counsel and potential interested parties no later than 10 Business Days after the Petition Date, an information memorandum regarding the Borrowers, the Guarantors and their respective Subsidiaries and Affiliates, their businesses, assets, historical operations, prospects and financial information in form customary for proposed sale transactions of this type.

8.13. Asiaspace and Satellite. The Borrowers shall cause the Guarantors to cooperate with the Lenders or any stalking horse or other potential buyer of the assets of the Borrowers, on a filing as debtors under the Case, or if so requested, under applicable insolvency laws of Australia or the British Virgin Islands, as applicable, provided, that nothing herein shall obligate any Guarantor to commence a bankruptcy case or proceeding under any insolvency law.

8.14. Interim Order. The Borrowers shall file the motion seeking approval of the Interim Order not later than 2 Business Days following the finalization of the terms of this Credit Agreement.

8.15. Cash Management Arrangements.

(a) Each of the Borrowers shall implement on or prior to the Closing Date and maintain in place cash management arrangements as shall be in form and substance reasonably satisfactory to the Majority Lenders.

(b) In the event that each Borrower has not executed, or caused each Guarantor to execute, an Account Agreement with respect to each deposit account listed in Schedule 8.15 hereof by no later than ten (10) Business Days after the Closing Date (or such later time as may be agreed to by the Lenders), each Borrower shall, and shall cause each Guarantor to, move all funds on deposit in each such account to a Controlled Account by no later than ten (10) Business Days after the Closing Date (or such later time as may be agreed to by the Lenders).

(c) Without limiting the generality of the foregoing, the parties agree that in the event that any of the Borrowers receives any cash, checks or other cash proceeds of Collateral, such Person shall promptly upon receipt thereof, in the identical form received (except for any endorsements thereon which may be required by the Lenders), cause such cash, checks and cash proceeds to be deposited into a controlled account of the Borrowers subject to one of the Account Agreements (each, a “Controlled Account”). Prior to such payment, all such items shall be held in trust by the Borrowers for the benefit of the Lenders.

(d) So long as no Default or Event of Default has occurred, the Borrowers shall be entitled to withdraw amounts from the Controlled Accounts, subject to approval from the CRO, solely to make payments consistent with the Budget and permitted under §8.1.

(e) Notwithstanding anything to the contrary herein, no Account Agreement shall be required with respect to any deposit account to the extent that the balance of funds on deposit in each such account does not exceed $10,000 and the aggregate balance of funds in all such accounts does not exceed $50,000.

8.16. Transfer of Non-Exclusive Licenses. Each of the Borrowers shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to obtain the consent of each applicable third party required for the transfer of each non-exclusive license of Intellectual Property that any Borrower or any of its Subsidiaries is a party to in connection with any sale, assignment or similar transaction if such non-exclusive license is necessary to operate the businesses of the Borrowers and their Subsidiaries; provided that, notwithstanding the foregoing, each of the Borrowers and their Subsidiaries retains the right, with the consent of the Lenders, to assume or reject each non-exclusive license of Intellectual Property in its sole discretion.

8.17. WorldSpace France. Promptly upon request by any Lender, each of the Borrowers shall, and shall cause each of its Subsidiaries to, provide evidence to the Lenders that the satellites known as “F-3” and “F-4” are owned by the Borrowers and/or the Guarantors, including, without limitation, evidence from the court in France having jurisdiction over the insolvency proceedings relating to WorldSpace France that such assets are not subject to such insolvency proceedings.

8.18. FCC Filings. The Borrowers shall provide the Lenders promptly, but in any event no later than 10 days after the Closing Date, evidence, in form and substance satisfactory to them, that each Borrower has filed all necessary documents with the FCC evidencing the transfer of control of such Borrower to a debtor in possession.

8.19. Further Assurances. At any time or from time to time upon the request of any Lender, each Borrower will, and will cause each Guarantor and each Non-Obligor Subsidiary to, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as are necessary, or as such Lender may reasonably request in order (a) to effect fully the purposes of the Loan Documents or (b) for any Non-Obligor Subsidiary that receives any funds from any Borrower or Guarantor to grant such additional guarantees or security interests in collateral as may be required by the Lenders (including providing any Lender with any information reasonably requested pursuant to Section 8.4). In furtherance and not in limitation of the foregoing, each Borrower shall, and will cause each Guarantor and each Non-Obligor Subsidiary to, take such actions as are necessary, or as the Lenders may reasonably request from time to time to ensure that the Obligations are guarantied by Guarantors and each Non-Obligor Subsidiary that receives any funds from any Borrower or Guarantor as required by the Lenders, and are secured by substantially all of the assets of each Borrower, each Guarantor and such Non-Obligor Subsidiary as required by the Lenders, and all of the outstanding Capital Stock of each Borrower (other than WorldSpace), each Guarantor and each Subsidiary of such Non-Obligor Subsidiary as required by the Lenders.

8.20. Case Motions.

(a) The Borrowers shall file a motion with the Bankruptcy Court no later than 45 days after the Petition Date, which seeks to set the last day to file claims in the Case.

(b) The Borrowers shall file within forty (40) days of the Petition Date, a motion seeking an order prescribing omnibus procedures governing the conduct and approval of the bidding and sale procedures for all or substantially all of the Business (including, without limitation, preservation of the Lenders’ rights to credit bid under Section 363(k) of the Bankruptcy Code) and, if applicable, approval of a stalking horse bidder, asset purchase agreement and required good faith deposit within three (3) Business Days of the Sale Procedure Order through one or more private sales pursuant to Section 363 of the Bankruptcy Code (the “Sale Procedure Order”), such Sale Procedure Order to be in form and substance satisfactory to the Majority Lenders.

8.21. Intellectual Property. The Borrowers will, and will cause each of their Subsidiaries to, provide the Lenders promptly, but in any event no later than seven (7) days after the date hereof, all information relating to the Intellectual Property of the Borrowers and their Subsidiaries that is in their possession requested by the Lenders.

8.22. Australian Landlord Consent. The Borrowers will, and will cause Asiaspace to, deliver to the Lenders, by no later than twenty one (21) days after the Closing Date (or such later time as may be agreed to by the Lenders), a fully executed original of that certain Consent to Mortgage of Lease, substantially in the form of the draft delivered to the Lenders prior to the Closing Date, duly executed by Asiaspace, Mirvac Funds Limited and BTA Institutional Investors Australia Limited.

8.23. Certificates of Title and French Pledge of Satellites. The Borrowers will, and will cause Satellite to, deliver to the Lenders, by no later than ten (10) Business Days after the Closing Date (or such later time as may be agreed to by the Lenders), (a) the original certificates of title in respect of the satellites known as “F-3 “ and “F-4”, and (b) a fully executed original of that certain supplemental pledge of satellites governed by French law and granting a security interest in the satellites known as “F-3 “ and “F-4” in favor of the Lenders, in substantially the form of the draft delivered to the Lenders prior to the Closing Date with such changes as may be agreed to by the Lenders and duly executed by Satellite and Lenders.

9.    CERTAIN NEGATIVE COVENANTS.

Each of the Borrowers covenants and agrees that, so long as any Term Loan or Term Loan Note is outstanding or any Lender has any obligation to make any Term Loans the following negative covenants shall apply:

9.1. Restrictions on Indebtedness. None of the Borrowers will, nor will they permit any Subsidiary to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to the Lenders arising under any of the Loan Documents;

(b) current liabilities of the Borrowers and their Subsidiaries, incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §8.7;

(d) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder and the Borrowers or their Subsidiaries, as applicable shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(f) the Prepetition Lender Debt and Indebtedness existing on the date hereof are listed and described on Schedule 9.1(f) hereto;

(g) Indebtedness in respect of performance, surety, statutory, appeal or similar bonds obtained in the ordinary course of business and listed and described on Schedule 9.1(g) hereto;

(h) Indebtedness consisting of obligations of any of the Borrowers under any operating lease or real estate lease and listed and described on Schedule 9.1(h) hereto;

(i) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with customary deposit account maintained by the Borrowers and their Subsidiaries as part of their ordinary cash management program;

(j) Indebtedness incurred by Worldspace India to the extent the Lenders have consented in writing to such Indebtedness and such Indebtedness is not guaranteed by and is non-recourse to any Borrowers or any other Subsidiaries of the Borrower;

(k) Indebtedness of any Subsidiary of the Borrowers to a Borrower to the extent approved by the Lenders in their sole discretion; provided that (i) such Indebtedness shall be evidenced by one or more promissory notes, (ii) such promissory notes shall be pledged to the Collateral Agent for the benefit of the Lenders pursuant to documentation in form and substance satisfactory to the Lenders; and (iii) the Lenders shall have received evidence satisfactory to them that the Collateral Agent has received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

9.2. Restrictions on Liens. None of the Borrowers will, nor will they permit their Subsidiaries to (a) create or incur or suffer to be created or incurred or to exist any Lien; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; provided that any of the Borrowers and their Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(i) Liens to secure Taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue or delinquent or being contested in good faith by appropriate proceedings promptly instituted and diligently pursued for which adequate reserves have been established in accordance with GAAP;

(ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent;

(iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar Liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued;

(iv) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(v) Liens on properties in respect of judgments or awards, the Indebtedness with respect to which is permitted by §9.1(d);

(vi) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which any of the Borrowers is a party, and other minor liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of any of the Borrowers, which defects do not individually or in the aggregate have a materially adverse effect on the business of any of the Borrowers individually or on a consolidated basis;

(vii) Liens and licenses or sublicenses of Intellectual Property rights existing on the date hereof and listed on Schedule 9.2 hereto and liens in favor of the Prepetition Collateral Agent and the Prepetition Lenders securing the Prepetition Lender Debt;

(viii) Liens in favor of the Collateral Agent for the benefit of the Lenders and as authorized under the Emergency Order, Interim Order and the Final Order; and

(ix) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(x) Permitted Depository Claims; and

(xi) Liens securing Indebtedness permitted by §9.1(j) to the extent that the Lenders have consented in writing to such Liens.

9.3. Restrictions on Investments. None of the Borrowers will make or permit to exist or to remain outstanding any Investment except Investments in:

(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrowers;

(b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $500,000,000;

(c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s Investors Services, Inc., and not less than “A 1” if rated by Standard and Poor’s;

(d) Repurchase agreements secured by any one or more of the foregoing;

(e) Investments existing on the date hereof and listed on Schedule 9.3 hereto and in amounts not to exceed the amounts listed on Schedule 9.3 hereto; and

(f) shares of any so-called “money market fund” provided, that such fund is registered under the Investment Company Act of 1940, has net assets in excess of $100,000,000, has an investment portfolio with an average maturity of 365 days or less, and invests substantially all of its assets in Investments of the types listed in clauses (a), (b) and (c) above;

(g) Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(h) Extensions of trade credit in the ordinary course of business consistent with past practice; and

(i) intercompany loans by any Borrower to any of its Subsidiaries to the extent approved by the Lenders in their sole discretion; provided that (i) such loans shall be evidenced by one or more promissory notes, (ii) such promissory notes shall be pledged to the Collateral Agent for the benefit of the Lenders pursuant to documentation in form and substance satisfactory to the Lenders; and (iii) the Lenders shall have received evidence satisfactory to them that the Collateral Agent has received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

9.4. Distributions. WorldSpace will not make any Distributions. None of the Borrowers will permit any of its Subsidiaries to make any Restricted Payments other than Restricted Payments to a Borrower.

9.5. Merger, Consolidation and Disposition of Assets.

9.5.1. Mergers and Acquisitions. None of the Borrowers will, nor will any of them permit any of their respective Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with the Budget).

9.5.2. Disposition of Assets. Unless consented to in accordance with to the provisions of §26, none of the Borrowers will, nor will any of them permit any of their respective Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than (a) the sale of inventory in the ordinary course of business, consistent with past practices, or (b) the disposition of obsolete assets which are no longer used or useful in current or planned business operations of such Person.

9.6. Sale and Leaseback. None of the Borrowers shall enter into any arrangement, directly or indirectly, whereby any of the Borrowers shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that any of the Borrowers intend to use for substantially the same purpose as the property being sold or transferred.

9.7. Compliance with Environmental Laws. Except as set forth on Schedule 9.7 hereto, none of the Borrowers will, nor will any of them permit any of their respective Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances in violation of any Environmental Law the noncompliance with which would have a material adverse effect on the business, assets or financial condition of the Borrowers taken as a whole, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances in violation of any Environmental Law the noncompliance with which would have a material adverse effect on the business, assets or financial condition of the Borrowers taken as a whole, (c) generate any Hazardous Substances on any of the Real Estate in violation of any Environmental Law the noncompliance with which would have a material adverse effect on the business, assets or financial condition of the Borrowers taken as a whole, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate which release or threatened release would have a material adverse effect on the business, assets or financial condition of the Borrowers taken as a whole or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law in each case if such violation would have a material adverse effect on the business, assets or financial condition of the Borrowers taken as a whole.

9.8. Employee Benefit Plans. None of the Borrowers, the Guarantors nor any of their respective ERISA Affiliates will:

(a) engage in any “prohibited transaction” within the meaning of §406 of ERISA or Section 4975 of the Code which could result in a material liability for any of the Borrowers or any of their Subsidiaries; or

(b) permit any Guaranteed Pension Plan to fail to satisfy the minimum funding standards under the Pension Funding Rules whether or not waived in accordance with the Pension Funding Rules; or

(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of any of the Borrowers or Guarantors pursuant to the Pension Funding Rules or Section 4068 of ERISA; or

(d) amend any Guaranteed Pension Plan in circumstances that result in limitations on accruals or the posting of security under Section 436 of the Code or, prior to the effective date as to any specific Guaranteed Pension Plan of the Pension Protection Act of 2006, Section 307 of ERISA or Section 401(a)(29) of the Code; or

(e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any such Guaranteed Pension Plan with assets in excess of benefit liabilities by more than $250,000.

9.9. Transactions with Affiliates. None of the Borrowers shall, nor shall they permit any of their Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or any of their Subsidiaries or with any Affiliate of the Borrowers or any of their Subsidiaries, on terms that are less favorable to the Borrowers or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such an Affiliate in an arm’s length transaction.

9.10. Bankruptcy Case. None of the Borrowers will seek, consent or suffer to exist (a) any modification, stay, vacation or amendment to any of the Orders; (b) any order allowing use of cash collateral of the Borrowers without the prior written consent of the Lenders and the Prepetition Lenders; (c) a priority claim for any administrative expense or unsecured claim against any of the Borrowers (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expense of the kind specified in Section 503(b), 506(c) or 507(b) of the Bankruptcy Code) equal or superior to the priority claim of the Collateral Agent and the Lenders in respect of the Obligations, except for the Carve Out; (d) any Lien on any Collateral, having a priority equal or superior to the Liens in favor of the Collateral Agent and the Lenders in respect of the Obligations or securing the Prepetition Lender Debt, except for Permitted Prior Liens; or (e) a dismissal of the Case.

9.11. Prepetition Indebtedness. The Borrowers shall not pay or discharge, or cause to be paid or discharged, any Indebtedness of any Borrowers incurred before the Petition Date other than payments:

(a) approved by the Bankruptcy Court on or about the Petition Date in connection with orders entered prior to the formation of a statutory creditors’ committee,

(b) required to be made to the Prepetition Collateral Agent and the Prepetition Lenders pursuant to the Orders,

(c) required to be made pursuant to an order of the Bankruptcy Court in the Case for adequate protection pursuant to the Bankruptcy Code on account of Permitted Prior Liens or on account of other Liens primed pursuant to the Orders by the Liens securing the Obligations,

(d) as required in a Reorganization Plan, on or about the effective date of the Reorganization Plan, or

(e) of severance and other payments approved by the Bankruptcy Court and to which the Lenders consent in writing.

None of the Borrowers shall file any motion with the Bankruptcy Court in accordance with Section 546(h) of the Bankruptcy Code seeking to return any goods shipped to any of the Borrowers prior to the Petition Date, without the Lenders’ consent in writing.

9.12. Bank Accounts. None of the Borrowers will (a) establish any bank accounts other than those listed on Schedule 9.12 without the Lenders’ prior written consent, (b) violate directly or indirectly any Account Agreement with respect to such account, or (c) deposit into any of the payroll accounts listed on Schedule 9.12 any amounts in excess of amounts necessary to pay current payroll obligations from such accounts and amounts to pay the back pay of certain terminated employees reflected in the Budget. Upon the written consent of the Lender to the establishment of an additional bank account pursuant to clause (a) of this §9.12, Schedule 9.12 hereto will be amended to reflect the addition of such bank account.

9.13. Budget. The Borrowers shall not make expenditures in any week in amounts which exceed the amounts reflected on the Budget for such week by more than a variance of 10% per line item. The Budget may be amended by the Borrowers from time to time with the prior written consent of the Lenders.

10.    INTENTIONALLY OMITTED.

11.    CLOSING CONDITIONS.

The obligations of the Lenders to make the initial Term Loans shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date.

11.1. Loan Documents and Second Amendment to Intercreditor Agreement.

(a) Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Lenders. Each Lender shall have received a fully executed copy of each such document.

(b) The Second Amendment to the Intercreditor Agreement, dated as of June 1, 2007, among WorldSpace, the guarantors party thereto, and The Bank of New York Mellon (formerly known as The Bank of New York) as first lien collateral agent and as second lien collateral agent, dated as of the date hereof, shall be in full force and effect and shall be in form and substance satisfactory to the Lenders, and each Lender shall have received a copy thereof.

11.2. Certified Copies of Charter Documents. Each of the Lenders shall have received from each of the Borrowers and Guarantors a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (a) its charter or other incorporation or formation documents as in effect on such date of certification, and (b) to the extent applicable, its by-laws as in effect on such date.

11.3. Corporate or Other Action. All corporate action or partnership action, as the case may be, necessary for the valid execution, delivery and performance by the Borrowers and Guarantors of this Credit Agreement, the other Loan Documents and any other agreements in connection therewith to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders.

11.4. Incumbency Certificate. Each of the Lenders shall have received from each of the Borrowers and Guarantors an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of each of the Borrowers and Guarantors, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each of the Borrowers and Guarantors, each of the Loan Documents to which the Borrowers and Guarantors are to become a party; (b) to make Notices of Borrowing; and (c) to give notices and to take other action on its behalf under the Loan Documents.

11.5. Validity of Liens. The Security Documents shall, upon entry of the Interim Order or the Final Order, whichever comes first, be effective to create in favor of the Collateral Agent a legal, valid and enforceable first (except for Permitted Prior Liens entitled to priority under applicable law) security interest in and lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Collateral Agent to protect and preserve such security interests shall have been duly effected. The Collateral Agent shall have received evidence thereof in form and substance satisfactory to the Collateral Agent.

11.6. Certificates of Insurance. The Collateral Agent shall have received a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with §8.3 of this Agreement.

11.7. Opinion of Counsel. Each of the Lenders and the Collateral Agent shall have received favorable legal opinions addressed to the Lenders and the Collateral Agent, dated as of the Closing Date, in form and substance reasonably satisfactory to the Collateral Agent and the Lenders, from Donald Frickel, general counsel to WorldSpace, Shearman & Sterling LLP, special U.S. counsel to the Borrowers, Harney Westwood & Riegels, special British Virgin Islands counsel to the Guarantors, and Mallesons Stephen Jaques, special Australian counsel to the Lenders.

11.8. Consents and Approvals. The Lenders shall have received evidence that all consents and approvals necessary to complete the transactions contemplated hereby have been obtained.

11.9. Emergency Order. The Bankruptcy Court shall have entered the Emergency Order, in form and substance satisfactory to the Lenders, authorizing the Term Loans in an amount not greater than the sum of $2,000,000, the granting of superpriority claim status and the Liens described in §6.1, prohibiting the granting of additional Liens on the assets of the Borrowers (other than Permitted Liens), and setting a time limit acceptable to the Lenders for challenges to the Prepetition Notes, and such order shall not have been reversed, modified, amended or stayed.

11.10. Interim Order. The Bankruptcy Court shall have entered the Interim Order, and such order shall be in full force and effect and shall not have been amended, modified, stayed, or reversed. If the Interim Order is the subject of a pending appeal in any respect, none of such order, the making of the Term Loans, or the performance by any of the Borrowers of any of the Obligations shall be the subject of a presently effective stay pending appeal. The Borrowers, the Collateral Agent, and the Lenders shall be entitled to rely in good faith upon the Interim Order, notwithstanding objection thereto or appeal therefrom by any interested party. The Borrowers, the Collateral Agent, and the Lenders, shall be permitted and required to perform their respective obligations in compliance with this Credit Agreement notwithstanding any such objection or appeal unless the relevant order has been stayed by a court of competent jurisdiction.

11.11. Other Orders. All orders (if any) providing for payment of prepetition indebtedness of the Borrowers or affecting in any way the Obligations or the Collateral submitted for entry in the Case shall be in form and substance satisfactory to the Lenders and, as entered, shall not deviate from the form thereof approved by the Lenders in any material respect which is adverse to the interests of the Lenders.

11.12. Financial Reports. The Lenders shall have received (a) the Budget prepared in good faith based upon reasonable assumptions and satisfactory to the Lenders; and (b) the certification from the CRO that no proceeds of the Facility advanced on the Emergency Order have been used in any manner not in accordance with the Budget.

11.13. No Material Adverse Change. Since the Petition Date there has occurred no event, occurrence or change that would have a Material Adverse Effect.

11.14. Cash Management Arrangements. The Borrowers shall have established such Controlled Accounts and made such other adjustments to their cash management arrangements as shall have been satisfactory to the Lenders to evidence compliance with §8.15 hereof.

11.15. Appointment of CRO. The Borrowers shall have provided evidence to the Lenders that the CRO has been retained, subject to the approval of the Bankruptcy Court, and the scope of engagement of such CRO shall be acceptable to the Majority Lenders.

11.16. Written Consent. The Lenders shall have received a copy of the written consent, and waiver of objection, to the Facility and the sale of all or substantially all of the assets of the Borrower from each of Yenura Pte. Limited and Noah Samara.

11.17. Engagement Letter. The Lenders shall have received a copy of the duly executed engagement letter between the Borrowers and The Bank Street Group LLC, in form and substance satisfactory to the Lenders.

11.18. Italian Joint Venture. If any expenses related to the Italian Joint Venture are included in the Budget, the Lenders shall have received written evidence, in form and substance satisfactory to the Lenders, that the Italian Joint Venture has waived all present and future claims of any nature against the Borrowers and their Subsidiaries.

11.19. Satellites. The Lenders shall have received written evidence that the Borrowers and/or the Guarantors own all rights to and interests in the satellites known as “F-3” and “F-4” and that there are no Liens on, or other security interests in, such assets, other than the existing Permitted Liens on, and security interests in, such assets.

11.20. French Insolvency Proceedings. The Lenders shall have received copies of all documents filed in connection with the insolvency proceedings in France relating to WorldSpace France.

12.    CONDITIONS TO ALL BORROWINGS AND TO BORROWINGS IN EXCESS OF THE INTERIM AMOUNT.

12.1. Conditions To Borrowings in Excess of the Interim. The obligations of the Lenders to make any Term Loan in excess of the Interim Amount shall be subject to the following conditions precedent:

(a) Final Order. The Bankruptcy Court shall have entered the Final Order, which Order shall continue and confirm matters addressed in the Interim Order and shall not have been amended, modified, stayed or reversed thereafter. If the Final Order is the subject of a pending appeal in any respect, neither the Interim Order nor the making of the Term Loans, or the performance by any of the Borrowers of any of the Obligations shall be the subject of a presently effective stay pending appeal. The Borrowers, the Collateral Agent, and the Lenders shall be entitled to rely in good faith upon the Final Order notwithstanding objection thereto or appeal therefrom by any interested party. The Borrowers, the Collateral Agent, and the Lenders, shall be permitted and required to perform their respective obligations in compliance with this Credit Agreement notwithstanding any such objection or appeal unless the relevant order has been stayed by a court of competent jurisdiction.

(b) CRO Certification. The Lenders shall have received the certification from the CRO that no proceeds of the Facility advanced on the initial Term Loans have been used in any manner not in accordance with the Budget.

(c) Update and Errors to Schedules. In the event that any changes are required to update, or correct minor errors or omissions with respect to, information relating to any Non-Obligor Subsidiary in any of the disclosure schedules referred to in Section 7 hereof, such updates or corrections may be made prior to any term loans made following the Final Order so long as no such update or correction relates to any event or events that singly or in the aggregate would have a Material Adverse Effect.

12.2. Conditions To All Borrowings. The obligations of the Lenders to make any Term Loan, including the initial Term Loan, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

(a) Representations True; No Event of Default. Each of the representations and warranties of any of the Borrowers contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true in all material respects as of the date as of which they were made and shall also be true in all material respects at and as of the time of the making of such Term Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing. The acceptance by the Borrowers of each Term Loan shall constitute a representation and warranty by each Borrower to each of the Lenders that the applicable conditions specified above have been satisfied as of such time.

(b) Notice of Borrowing. The Lenders shall have received a Notice of Borrowing.

13.    EVENTS OF DEFAULT; ACCELERATION; ETC.

13.1. Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) any of the Borrowers shall fail to pay (i) any principal of the Term Loans, (ii) interest on the Term Loans or (iii) other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) any of the Borrowers shall fail to comply with any of its covenants contained in §§8.1, 8.3, 8.4, 8.5, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, 8.16, 8.17, 8.18, 8.20, 8.22, or 8.23, or 9;

(c) any of the Borrowers or Guarantors shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §13.1) for fifteen (15) days after written notice of such failure has been given to the Borrowers by any Lender;

(d) any representation or warranty of the Borrowers or Guarantors in this Credit Agreement, or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement, or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(e) any of the Borrowers or their Subsidiaries shall default in the payment when due of any principal of or interest on any postpetition Indebtedness, or any prepetition Indebtedness if, by order of the Bankruptcy Court issued with respect to such prepetition Indebtedness, the default thereunder entitles the holder thereof to relief from the automatic stay of Section 362 of the Bankruptcy Code, in excess of $500,000 in the aggregate of such postpetition or prepetition Indebtedness, or any event specified in any note, agreement, indenture or other document evidencing or securing any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Indebtedness to become due, or to be prepaid in full prior to its stated maturity or to divest any of the Borrowers of any assets;

(f) (i) any of the Borrowers shall be enjoined from conducting any part of its Business as a debtor in possession, (ii) there shall occur any strike, lockout, labor dispute,

embargo, condemnation, act of God or public enemy, or other casualty which causes the cessation or substantial curtailment of revenue producing activities of any of the Borrowers or their Subsidiaries, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect, or (iii) or there shall occur any damage to, or loss, theft or destruction of, any assets of any of the Borrowers or any of their Subsidiaries, which in each such case would reasonably be expected to have a Material Adverse Effect;

(g) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Collateral Agent’s security interests, mortgages or liens in substantially all of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by this Credit Agreement or the Orders, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind or otherwise challenge any of the Loan Documents shall be commenced by or on behalf of the Borrowers or any of their Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(h) the Bankruptcy Court shall enter any order (i) amending, supplementing, altering, staying, vacating, rescinding or otherwise modifying the Interim Order, the Final Order or any other order with respect to the Case affecting in any material respect this Credit Agreement or the Loan Documents, without the Lenders’ consent, (ii) appointing a chapter 11 trustee or an examiner pursuant to Section 1104 of the Bankruptcy Code with enlarged powers relating to the operation of the Business (powers beyond those set forth in Section 1106(a)(3) and (4) and 1106(b) of the Bankruptcy Code) of the Bankruptcy Code in the Case, (iii) dismissing the Case or converting the Case to a chapter 7 case or (iv) granting relief from the automatic stay to any creditor holding or asserting a Lien or reclamation claim on a material portion (i.e., more than $500,000 in the aggregate) of the assets of any of the Borrowers;

(i) (i) the Bankruptcy Court shall fail to enter the Final Order within forty (40) days of the Petition Date, or (ii) the Borrowers shall fail to obtain entry of the Sale Procedure Order within sixty (60) days of the Petition Date;

(j) an application shall be filed by any of the Borrowers for the approval of any other Superpriority Claim in the Case which is pari passu with or senior to the claims of the Lenders against any of the Borrowers unless after giving effect to the transactions contemplated by such application, all Obligations (whether contingent or otherwise) shall be paid in full in cash at the Redemption Price), or there shall arise any such Superpriority Claim;

(k) any of the Borrowers shall be unable to pay its postpetition debts as they mature or shall fail to comply with any order of the Bankruptcy Court in any material respect;

(l) there shall remain undischarged for more than thirty (30) days any final postpetition judgment or execution action against any of the Borrowers, or relief from the automatic stay of Section 362(a) of the Bankruptcy Code shall be granted to any creditor or creditors of any of the Borrowers with respect to assets having an aggregate value in excess of $500,000 (excluding any proceeds of such insurance policies if no deductible is paid in connection therewith);

(m) any of the Borrowers shall file a motion in the Case (i) except as provided in the Orders, to use cash collateral of the Lenders under Section 363(c) of the Bankruptcy Code without the Lenders’ consent (ii) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code, or (iii) to take any other action or actions adverse to the Lenders or their rights and remedies hereunder or under any of the other Loan Documents or any of the documents evidencing or creating the Lenders’ interest in any of the Collateral;

(n) (i) the failure within ninety (90) days of the Petition Date to have entered into purchase and sale agreements for the sale of (i) all or substantially all of the assets of the Borrowers on terms reasonably satisfactory to the Lenders or (ii) less than all or substantially all of the assets of the Borrowers which would result in the payment in full in cash of the Obligations at the Redemption Price and the obligations under the Prepetition Notes;

(o) any payment of prepetition debt other than pursuant to customary orders entered prior to the formation of a statutory creditors’ committee and acceptable to the Lenders;

(p) any of the Borrowers shall fail to comply with the Budget (within a variance not to exceed 10% per line item);

(q) any of the Borrowers, the Guarantors or their respective ERISA Affiliates incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $500,000, any of the Borrowers, the Guarantors or their respective ERISA Affiliates is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $500,000, the receipt by any of the Borrowers, the Guarantors or their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in critical or endangered status pursuant to §432 of the Code and §305 of ERISA; or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to satisfy the minimum funding standards under the Pension Funding Rules, provided that the Lenders determine in their reasonable discretion that such event (A) could be expected to result in liability of any of the Borrowers or any of their Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $500,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(r) the occurrence of a Change of Control;

(s) any Non-Obligor Subsidiary shall (i) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, its debts as they become due, apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the assets or other property of any such Non-Obligor Subsidiary, or make a general assignment for the benefit of creditors; (ii) in the absence of such application, consent or acquiescence, permit or suffer to exist, the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of such Non-Obligor Subsidiary, and such trustee, receiver, sequestrator or other custodian shall not be discharged within forty-five (45) days; provided, that each Non-Obligor Subsidiary hereby expressly authorizes each Lender to appear in any court conducting any relevant proceeding during such 45-day period to preserve, protect and defend their rights under the Loan Documents; (iii) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by such Non-Obligor Subsidiary, such case or proceeding shall be consented to or acquiesced in by such Non-Obligor Subsidiary, or shall result in the entry of an order for relief or shall remain for forty-five (45) days undismissed; provided, that each Non-Obligor Subsidiary hereby expressly authorizes each Lender to appear in any court conducting any such case or proceeding during such 45-day period to preserve, protect and defend their rights under the Loan Documents; or (v) take any action authorizing, or in furtherance of, any of the foregoing, unless in the case of each of (i) through (v), the CRO provides the Lenders within three (3) Business Days of the occurrence of such event, (A) a written statement that his good faith opinion based on the facts available to him is that such event would not have an adverse effect on the Collateral and (B) access to all information (other than information protected by attorney client privilege) relating to such event and/or the proposed sale of all or substantially all of the Business; or

(t) at any time that any Obligations or any Prepetition Lender Debt has not been paid in full, any incentive compensation is paid or becomes payable to the CRO unless such compensation is acceptable to the Lenders in their sole discretion;

then, and in any such event, so long as the same may be continuing, the Lenders may, by notice in writing to the Borrowers declare all amounts owing with respect to this Credit Agreement, the Term Loan Notes and the other Loan Documents, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers.

13.2. Termination of Commitments. If any one or more of the Events of Default shall have occurred and be continuing prior to the advance following entry of the Final Order, any of the Lenders may, by notice to the Borrowers, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Term Loans to the Borrowers. No termination of the credit hereunder shall relieve the Borrowers of any of the Obligations.

13.3. Remedies. (a) Upon the occurrence of an Event of Default, the Majority Lenders may provide the Borrowers and the United States Trustee with written notice (via email or facsimile) specifying the Event of Default and the basis therefor and informing such parties that such Lenders intend to exercise their remedies under the Interim Order, the Final Order, the Security Documents and hereunder five (5) days after the Borrowers’ receipt of such notice. During such five (5) day notice period, the Borrowers have the right to seek an emergency hearing before the Bankruptcy Court for the sole purpose of determining whether an Event of Default has occurred; provided that the Borrowers shall have no right to use or seek to use cash collateral during such five-day notice period. Unless during such five-day notice period the Bankruptcy Court determines that an Event of Default has not occurred, the Lenders shall, upon the expiration of such five-day notice period, (a) have relief from the automatic stay and may foreclose on all or any portion of the Collateral or otherwise exercise remedies against the Collateral permitted by the Security Documents, and other nonbankruptcy law, including, without limitation, the exercise of rights of setoff and all rights and remedies of a secured party under the Uniform Commercial Code, and (b) any right of any of the Borrowers to use cash collateral shall cease.

(b) In addition, at or after the expiration of any five (5) day notice period referred to above, in case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Term Loans pursuant to §13.1, Lenders, (or any of them) if owed any amount with respect to the Term Loans or other Obligations, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the holder of any Term Loan Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

13.4. Distribution of Collateral Proceeds. In the event that, following an Event of Default, the Collateral Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be applied to the Obligations as follows:

(a) first, to the payment of, or (as the case may be) the reimbursement of the Collateral Agent or any Lender for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Collateral Agent or such Lender in connection with the collection of such monies by the Collateral Agent or such Lender, for the exercise, protection or enforcement by the Collateral Agent or such Lender of all or any of the rights, remedies, powers and privileges of the Collateral Agent or such Lender under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Collateral Agent or such Lender against any taxes or liens which by law shall have, or may have, priority over the rights of the Collateral Agent or such Lender to such monies;

(b) second, to all other Obligations at the Redemption Price on a pro rata basis;

(c) third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Collateral Agent of all of the Obligations at the Redemption Price, to the payment of any obligations required to be paid pursuant to §9-608(a)(1)(c) or §9-615(a)(3) of the Uniform Commercial Code of the State of New York; and

(d) fourth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

14.     SETOFF.

Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Lenders to the Borrowers and any securities or other property of the Borrowers in the possession of such Lender may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrowers to such Lender. Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrowers to such Lender other than Indebtedness evidenced by the Term Loan Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Term Loan Notes held by such Lender, and (b) if such Lender shall receive from the Borrowers, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Term Loan Notes held by such Lender by proceedings against the Borrowers at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Term Loan Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Term Loan Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Term Loan Notes held by it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest, provided, further, that the foregoing shall not apply to any amount received by any Lender or its Affiliates in connection with, or related to, transactions, including financial accommodations and leases, with any of the Borrowers which are not related to the transactions contemplated by this Credit Agreement or the Prepetition Notes.

15.    INTENTIONALLY OMITTED.

16.    EXPENSES.

Whether or not the transactions contemplated hereby shall be consummated, the Borrowers jointly and severally promise to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto), filing fees or recording fees or taxes payable by the Collateral Agent or any Lender (other than taxes based upon any Lender’s net income) on or with respect to the transactions contemplated by this Credit Agreement or the other Loan Documents (the Borrowers hereby agreeing jointly and severally to indemnify the Collateral Agent and each Lender with respect thereto), (c) the reasonable fees, expenses and disbursements of the Lenders’ Special Counsel, any local counsel to the Lenders incurred in connection with the preparation, administration, interpretation or syndication of the Loan Documents and other instruments mentioned herein, any cash management documentation and related matters, each closing hereunder and any amendments, modifications, approvals, consents or waivers hereto or hereunder of any Loan Document, and all services rendered in connection with representing the Lenders in the chapter 11 or 7 cases of the Borrowers and in any insolvency cases of any Guarantor in any jurisdiction, (d) the fees, expenses and disbursements of any Lender, or its Affiliates incurred by such Lender or such Affiliate in connection with the preparation, administration, interpretation or syndication of the Loan Documents and other instruments mentioned herein, including all expenses and disbursements associated with monitoring of the Case, and in the case of the Lenders and their Affiliates, all appraisal charges and charges of other professionals retained by the Lenders, and all title insurance premiums and surveyor, engineering, appraisal and examination charges, (e) the reasonable fees, expenses and disbursements of the Lenders or their designees in connection with all collateral examinations conducted by or on behalf of the Lenders, (f) the reasonable fees, expenses and disbursements of the Lenders’ Financial Advisor (and any successor thereto) and any other advisors retained by the Lenders, including those retained in connection with the chapter 11 or 7 cases of the Borrowers and in any insolvency cases of any Guarantor in any jurisdiction, and (h) all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Lender in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrowers or the administration thereof after the occurrence of a Default or Event of Default, (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lenders’ relationship with any of the Borrowers, (iii) in connection with any refinancing or restructuring of the financing under the Loan Documents in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, and (iv) all reasonable fees, expenses and disbursements of the Lenders incurred in connection with UCC searches or UCC filings or other collateral or mortgage recordings. The covenants contained in this §16 shall survive payment or satisfaction in full of all other Obligations.

17.    INDEMNIFICATION.

The Borrowers further jointly and severally agree to indemnify and hold harmless the Lenders as well as each such Person’s shareholders, members, directors, agents, officers, Subsidiaries and affiliates, successors and assigns from and against any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, whether groundless or otherwise, and reasonable costs and expenses incurred, suffered, sustained or required to be paid by an indemnified party of every nature or character arising out of or related to the Loan Documents, the Orders, the Facility, the transactions contemplated thereby or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, except any of the foregoing which results from the gross negligence or willful misconduct of the indemnified party. This indemnity includes indemnification for any Lender’s exercise of discretionary rights granted in connection with the Facility. In any investigation, proceeding or litigation, or the preparation therefor, each Lender shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Borrowers jointly and severally agree to pay promptly the fees and expenses of such counsel. If, and to the extent that the obligations of the Borrowers under this §17 are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this §17 shall survive payment or satisfaction in full of all other Obligations.

18.    SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Term Loan Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of any of the Borrowers pursuant hereto shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Term Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or the Term Loan Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Term Loans, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Lender at any time by or on behalf of any of the Borrowers pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Borrower hereunder.

19.    ASSIGNMENT AND PARTICIPATION.

19.1. Conditions to Assignment by Lenders. Except as otherwise provided herein, each Lender may assign to one or more Persons all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its pro rata share of the Term Loan Commitment and the same portion of the Term Loans at the time owing to it and the Term Loan Notes held by it); provided that (a) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations in respect of the Term Loans under this Credit Agreement, (c) each assignment shall be in an amount of no less than $1,000,000, or, if less, the entire remaining amount of the assigning Lender’s interest in the Term Loans, and (d) the parties to such assignment shall execute and deliver an Assignment and Acceptance, substantially in the form of Exhibit C hereto (an “Assignment and Acceptance”), together with any Term Loan Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (ii) the assigning Lender shall be released from its obligations under this Credit Agreement to the extent of the interest assigned pursuant to such Assignment and Acceptance.

19.2. Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

(b) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers and their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrowers and their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in §7.6 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(d) such assignee will, independently and without reliance upon the assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

(e) such assignee appoints and authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto;

(f) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Lender; and

(g) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

19.3. Intentionally Omitted.

19.4. New Term Loan Notes. Upon execution and delivery of an Assignment and Acceptance by the parties thereto, such parties shall give prompt notice thereof to the Borrowers and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrowers, at their own expense, if requested by any assignee shall execute and deliver to the assignee, in exchange for each surrendered Term Loan Note, a new Term Loan Note to the order of such assignee in an amount equal to the amount assumed by such assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder if requested by any assignee, a new Term Loan Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Term Loan Notes shall provide that they are replacements for the surrendered Term Loan Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Term Loan Notes, shall be dated the effective date of such an Assignment and Acceptance and shall otherwise be substantially in the form of the assigned Term Loan Notes. The surrendered Term Loan Notes shall be cancelled and returned to the Borrowers.

19.5. Participations. Each Lender may sell participations to one or more lenders or other Persons in all or a portion of such Lender’s rights and obligations under this Credit Agreement and the other Loan Documents, provided that (a) each such participation shall be in an amount of not less than $1,000,000, or, if less, the Lenders’ entire outstanding Term Loans, (b) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrowers, (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would forgive any principal of or reduce the interest rate on any Term Loans, extend the term or increase the amount of the Term Loan Commitment of such Lender as it relates to such participant.

19.6. Disclosure. Each of the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to it and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with this §19.6); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (provided that the Lender that discloses any Information pursuant to this clause (d) shall provide the Borrowers prompt notice of such disclosure to the extent permitted by applicable law so that the Borrowers may seek an appropriate protective order or other appropriate remedy); (e) to any other party to this Agreement; (f) subject to an agreement containing provisions no less restrictive than those of this §19.6 (or as may otherwise be reasonably acceptable to the Borrowers), to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement; (g) with the specific prior written consent of the responsible officers of the applicable Borrower or Subsidiary thereof; (h) to the extent such Information becomes publicly available other than as a result of a breach of this §19.6; (i) to any state, Federal or foreign authority or examiner regulating any Lender; (j) to any rating agency when required by it; (k) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder to the extent reasonably necessary in connection with such enforcement or (l) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this §19.6). In addition, the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. For the purposes of this §19.6, “Information” means all information received from the Borrowers or any of their Subsidiaries relating to any Borrower or any of its Subsidiaries or their respective businesses, other than any such information that is publicly available to any Lender on a non-confidential basis prior to disclosure by any Borrower or any of its Subsidiaries other than as a result of a breach of this §19.6.

19.7. Assignee or Participant Affiliated with the Borrowers. If any assignee Lender is an Affiliate of the Borrowers, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents, and the determination of the Majority Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Lender’s interest in any of the Term Loans. If any Lender sells a participating interest in any of the Term Loans to a participant, and such participant is a Borrower or an Affiliate of any Borrower, then such transferor Lender shall promptly notify the other Lenders of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents to the extent that such participation is beneficially owned by a Borrower or any Affiliate of any Borrower, and the determination of the Majority Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Term Loans to the extent of such participation.

19.8. Miscellaneous Assignment Provisions. Any assigning Lender shall retain its rights to be indemnified pursuant to §17 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Lender is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrowers certification as to its exemption from, or reduction in the rate of, deduction or withholding of any United States federal income taxes. Anything contained in this §19 to the contrary notwithstanding, any Lender may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Term Loan Notes) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

19.9. Assignment by Borrowers. The Borrowers shall not assign or transfer any of its rights or obligations under any of the Term Loan Documents without the prior written consent of each of the Lenders.

19.10. Register. If required by the Lenders, the Borrowers will designate an agent, as their agent, solely for purposes of this §19.10, to maintain a register (the “Register”) on which such agent will record the Term Loan Commitments from time to time of each of the Lenders, the Term Loans made by each of the Lenders and each repayment in respect of the principal amount of the Term Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Term Loans. After the establishment of such Register, with respect to any Lender, the transfer of the Term Loan Commitments of such Lender and the rights to the principal of, and interest on, any Term Loan made pursuant to such Term Loan Commitments shall not be effective until such transfer is recorded on the Register maintained by the Borrowers’ agent with respect to ownership of such Term Loan Commitments and Term Loans and prior to such recordation all amounts owing to the transferor with respect to such Term Loan Commitments and Term Loans shall remain owing to the transferor. The Borrowers agree to indemnify such agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by it in performing its duties under this §19.10.

20.    NOTICES, ETC.

Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Term Loan Notes shall be in writing (including telecopy or electronic mail) and shall be delivered by hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a) if to Borrowers, at WorldSpace, Inc., 2400 N Street, NW, Washington, DC 20037, Attention: Robert A. Schmitz, Facsimile No.: (202) 969-6001, Electronic Address: bschmitz@qtadvisors.com or at such other address for notice as the Borrowers shall last have furnished in writing to the Person giving the notice;

(b) if to any Lender, at such Lender’s address set forth on Schedule 1-A hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

21.    GOVERNING LAW.

THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE BORROWERS AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE BANKRUPTCY COURT AND/OR THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS BY MAIL AT THE ADDRESS SPECIFIED IN §20. EACH OF THE BORROWERS HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

22.    HEADINGS.

The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

23.    COUNTERPARTS.

This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by telecopier of an executed counterpart of a signature page to this Credit Agreement shall be effective as delivery of an original executed counterpart of this Credit Agreement.

24.    ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby and supersede all prior oral or written agreements and communications. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §26. Notwithstanding the foregoing, to the extent that any terms and conditions of the Credit Agreement or any of the other Loan Documents are in conflict with the terms and conditions of the Interim Order or the Final Order, the provisions of the Interim Order and the Final Order shall control.

25.    WAIVER OF JURY TRIAL.

Each of the PARTIES HERETO hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the TERM LOAN Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of SUCH rights and obligations. Except as prohibited by law, each of the Borrowers hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Borrowers and Lenders (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Lenders have been induced to enter into this Credit Agreement and the other Loan Documents to which it is a party, among other things, the waivers and certifications contained herein.

26.    CONSENTS, AMENDMENTS, WAIVERS, ETC.

Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrowers of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrowers and the written consent of the Majority Lenders. Notwithstanding the foregoing, (a) no amendment, modification or waiver shall, without the written consent of each Lender affected thereby (i) decrease the rate of interest on the Term Loan Notes, (ii) extend the maturity of the Term Loan Notes, (iii) release all or substantially all of the Collateral, (iv) increase the amount of the Term Loan Commitments of such Lenders. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances.

27.    SEVERABILITY

The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

IN WITNESS WHEREOF, the undersigned have duly executed this Senior Secured Super Priority Priming Debtor In Possession Credit Agreement as a sealed instrument as of the date first set forth above.

THE BORROWERS:

WORLDSPACE, INC.

By:	/s/ Noah A. Samara
Name:	Noah A. Samara
Title:

AFRISPACE INC.

By:	/s/ Noah A. Samara
Name:	Noah A. Samara
Title:

WORLDSPACE SYSTEMS CORPORATION

By:	/s/ Noah A. Samara
Name:	Noah A. Samara
Title:

THE LENDERS:

CITADEL ENERGY HOLDINGS LLC
BY: CITADEL LIMITED PARTNERSHIP, ITS MANAGER

By:	/s/ Christopher Ramsay
Name:	Christopher Ramsay
Title:	Authorized Signatory

HIGHBRIDGE INTERNATIONAL LLC
BY: HIGHBRIDGE CAPITAL MANAGEMENT, LLC, ITS TRADING MANAGER

By:	/s/ Adam J. Chill
Name:	Adam J. Chill
Title:	Managing Director

OZ MASTER FUND, LTD.,
OZ MANAGEMENT LP, ITS INVESTMENT MANAGER
BY: OCH-ZIFF HOLDING CORPORATION, ITS GENERAL PARTNER

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

SILVER OAK CAPITAL LLC

By:	/s/ Michael L. Gordon
Name:	Michael L. Gordon
Title:	Authorized Signatory

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